UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 17, 2009

Frontier Communications Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 8.01	Other Events

On May 13, 2009 Verizon Communications Inc. (“Verizon”) and Frontier Communications Corporation (the “Company,” “Frontier” or “we”) announced that they had entered into a transaction providing for the spin-off by Verizon to its stockholders of Verizon’s local exchange business in certain territories (the “Spinco business”) and the subsequent merger of the spun-off entity with and into Frontier.

This current report on Form 8-K sets forth certain additional information relating to such transaction.

VERIZON TRANSACTION

SUMMARY

Overview

The board of directors of Frontier has unanimously approved a merger that will combine Frontier with New Communications Holdings Inc., referred to as Spinco, a newly formed subsidiary of Verizon Communications Inc., referred to as Verizon. Immediately prior to the merger, Spinco (1) will hold defined assets and liabilities of the local exchange business and related landline activities of Verizon in Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin, and in portions of California bordering Arizona, Nevada and Oregon, collectively referred to as the Spinco territory, including Internet access and long distance services and broadband video provided to designated customers in the Spinco territory, collectively referred to as the Spinco business, and (2) will be spun off to Verizon stockholders. The merger will result in Frontier acquiring approximately 4.8 million access lines (assuming the transactions were consummated on December 31, 2008) and certain related business assets from Verizon. Pursuant to the Agreement and Plan of Merger, dated as of May 13, 2009, as amended, by and among Verizon, Spinco and Frontier, referred to as the merger agreement, Spinco will merge with and into Frontier, and Frontier will survive as the combined company conducting the combined business operations of Frontier and Spinco. The merger will take place immediately after Verizon contributes the Spinco business to Spinco and distributes the common stock of Spinco to a third-party distribution agent for the benefit of Verizon stockholders. Following the merger, the separate existence of Spinco will cease and the combined company will continue to operate under the Frontier name.

The Verizon Transaction is subject to certain conditions including receipt of necessary regulatory approvals and approval by the Company’s stockholders.

Spinco

The Spinco business had approximately 4,800,000 access lines as of December 31, 2008, and approximately 4,500,000 access lines as of June 30, 2009. The Spinco business generated revenues of approximately $4.4 billion for the year ended December 31, 2008, and approximately $2.1 billion for the six months ended June 30, 2009.

Pursuant to a distribution agreement entered into as of May 13, 2009, as amended, referred to as the “distribution agreement”, Verizon will contribute to Spinco defined assets and liabilities of its local exchange business and related landline activities in the Spinco territory, including Internet access and long distance services and broadband video provided to designated customers in the Spinco territory. This current report on Form 8-K describes Spinco as if it had the assets, liabilities and customers that will be transferred to it prior to completion of the spin-off and the merger for all periods and dates presented. The Spinco business consists of local exchange service, designated intrastate and interstate long distance service, network access service, Internet access service, enhanced voice and data services, digital subscriber line services, referred to as DSL, fiber-to-the-premises voice, broadband and video services, wholesale services, operator services, directory assistance services, customer service to end users, and, in connection with the foregoing, repairs, billing and collections, as well as other specified activities of Verizon in the Spinco territory. The conveyed assets will specifically include designated fiber-to-the-premises network elements and customer premises equipment at fiber-to-the-premises subscriber locations in the states of Indiana, Oregon and Washington and specified related transmission facilities.

The Combined Company

The combined company is expected to be the nation’s largest communications services provider focused on rural areas and small and medium-sized towns and cities, and the nation’s fifth largest incumbent local exchange carrier, with more than 7,000,000 access lines, 8,600,000 voice and broadband connections and 16,000 employees in 27 states on a pro forma basis as of December 31, 2008. The combined company will offer voice, data and video services to customers in its expanded geographic footprint. Assuming the merger had occurred on January 1, 2008, the combined company’s revenues on a pro forma basis would have been approximately $6.5 billion for the year ended December 31, 2008, and approximately $3.1 billion for the six months ended June 30, 2009.

The Transactions

The following transactions are sometimes collectively referred to as the “Verizon Transactions.”

The Spin-Off

As part of the spin-off, Verizon will, pursuant to a series of restructuring transactions prior to the spin-off, contribute to Spinco and its subsidiaries defined assets and liabilities of the local exchange business and related landline activities of Verizon in the Spinco territory, including Internet access and long distance services and broadband video provided to designated customers in the Spinco territory. In exchange for these contributions, and immediately prior to the effective time of the merger, Spinco will deliver to Verizon:

•

a special cash payment in an amount not to exceed the lesser of (i)(x) $3.333 billion minus (y) the aggregate amount of pre-existing long term indebtedness to third parties (which may include current maturities) of Verizon subsidiaries that conduct the Spinco business, referred to as distribution date indebtedness and (ii) Verizon’s estimate of the tax basis in the assets transferred to Spinco (which Verizon currently anticipates will be greater than or equal to $3.333 billion); and

•

if the total amount of the special cash payment is less than (i) $3.333 billion minus (ii) the aggregate amount of distribution date indebtedness, Spinco debt securities having a principal amount equal to (x) $3.333 billion minus (y) the sum of (A) the total amount of the special cash payment and (B) the aggregate amount of distribution date indebtedness.

Also in connection with these contributions, Spinco will issue additional shares of Spinco common stock to Verizon, which will be distributed in the spin-off as described below.

As a result of the foregoing transactions, all of which are referred to collectively as the contribution, Verizon will receive from Spinco $3.333 billion in aggregate value in the form of the special cash payment; a reduction in Verizon’s consolidated indebtedness as a result of the distribution date indebtedness becoming the consolidated indebtedness of Spinco as a result of the spin-off (and, as a result of the merger, becoming part of the consolidated indebtedness of the combined company), referred to as the Verizon debt reduction; and, in the circumstances described above, Spinco debt securities. Frontier and Verizon do not expect that any Spinco debt securities will be issued.

After the contribution and immediately prior to the merger, Verizon will spin off Spinco by distributing all of the shares of Spinco common stock to a third-party distribution agent to be held collectively for the benefit of Verizon stockholders, which transactions are referred to collectively as the distribution. Spinco will then merge with and into Frontier, and the shares of Spinco common stock will be immediately converted into the number of shares of Frontier common stock that Verizon stockholders will be entitled to receive in the merger. The third-party distribution agent will then distribute these shares of Frontier common stock and cash in lieu of fractional shares to Verizon stockholders on a pro rata basis in accordance with the terms of the merger agreement.

The Merger

In the merger, Spinco will merge with and into Frontier in accordance with the terms of the merger agreement and, following completion of the merger, the separate existence of Spinco will cease. Frontier will survive the merger as the combined company and will hold and conduct the combined business operations of Frontier and Spinco.

Verizon stockholders will be entitled to receive a number of shares of common stock of Frontier, as the combined company, to be determined based on the calculation set forth in the merger agreement.

The Special Meeting

A special meeting of stockholders of Frontier will be held at Frontier’s offices in Stamford, Connecticut, on Tuesday, October 27, 2009, at 9:00 a.m., local time. At the special meeting, Frontier stockholders will be asked to consider and vote on proposals:

•	to adopt the merger agreement;

•	to amend Frontier’s restated certificate of incorporation to increase the number of authorized shares of Frontier common stock from 600,000,000 to 1,750,000,000; and

•	to approve the issuance of Frontier common stock pursuant to the merger agreement.

No vote by Verizon stockholders is required or is being sought in connection with the spin-off or the merger. Verizon, as the sole stockholder of Spinco, has already approved the merger.

Conditions

Consummation of the merger is subject to the satisfaction of certain conditions, including the availability of financing on terms that satisfy certain requirements (including with respect to pricing and maturity) and the receipt of the proceeds thereof that, taken together with any Spinco debt securities and the aggregate amount of the distribution date indebtedness, equal $3.333 billion. Other conditions to the merger include (i) the absence of a governmental order that would constitute a materially adverse regulatory condition, (ii) the receipt of applicable regulatory consents and the expiration or termination of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the Hart-Scott-Rodino Act, (iii) the receipt of certain rulings from the Internal Revenue Service, referred to as the IRS, and certain tax opinions, (iv) the approval of the stockholders of Frontier and (v) the absence of a material adverse effect on Frontier or on Spinco or the Spinco business.

On September 1, 2009, the Federal Trade Commission granted the parties’ request for early termination of the waiting period under the Hart-Scott-Rodino Act. Frontier cannot be certain when, or if, the other conditions to the merger will be satisfied or waived, or that the merger will be completed.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This current report on Form 8-K contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. Statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously. Forward-looking statements may differ from actual future results due to, but not limited to, and our future results may be materially affected by, among others, risks and uncertainties relating to:

•	our ability to complete the Verizon Transaction;

•	the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the Verizon Transaction;

•	the failure to receive the IRS ruling approving the tax-free status of the Verizon Transaction;

•

the failure of our stockholders to adopt the merger agreement related to the Verizon Transaction, amend our restated certificate of incorporation to increase the number of authorized shares of our common stock and approve the issuance of shares of our common stock pursuant to the merger agreement;

•	the ability to successfully integrate the operations of the Spinco business (as defined herein) into our existing operations;

•	the effects of increased expenses due to activities related to the Verizon Transaction;

•	the ability to migrate the West Virginia operations of the Spinco business from Verizon owned and operated systems and processes to our own owned and operated systems and processes successfully;

•	the risk that the growth opportunities and cost synergies from the Verizon Transaction may not be fully realized or may take longer to realize than expected;

•	the sufficiency of the assets contributed by Verizon to enable the combined company to operate the Spinco business;

•	disruption from the Verizon Transaction making it more difficult to maintain relationships with customers, employees or suppliers;

•

the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that Frontier or, if the Verizon Transaction is completed, the combined company will not respond on a timely or profitable basis;

•	reductions in the number of our access lines and high-speed Internet (“HSI”) subscribers or, if the Verizon Transaction is completed, the combined company’s access lines and HSI subscribers;

•	the ability to sell enhanced and data services in order to offset ongoing declines in revenues from local services, switched access services and subsidies;

•	the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation;

•	the effects of competition from cable, wireless and other wireline carriers (through VoIP or otherwise);

•	the ability to adjust successfully to changes in the communications industry and to implement strategies for improving growth;

•

adverse changes in the credit markets or in the ratings given to our debt securities or, if the Verizon Transaction is completed, the combined company’s debt securities, by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing;

•	reductions in switched access revenues as a result of regulation, competition or technology substitutions;

•

the effects of changes in both general and local economic conditions on the markets that we serve or that, if the Verizon Transaction is completed, the combined company will serve, which can affect demand for our or its products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses;

•	changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations;

•

the ability to effectively manage our or, if the Verizon Transaction is completed, the combined company’s operations, operating expenses and capital expenditures, to pay dividends and to repay, reduce or refinance our or the combined company’s debt;

•	the effects of bankruptcies and home foreclosures, which could result in increased bad debts;

•

the effects of technological changes and competition on our capital expenditures and product and service offerings or, if the Verizon Transaction is completed, the capital expenditures and product and service offerings of the combined company, including the lack of assurance that our or its network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks;

•	the effects of increased medical, retiree and pension expenses and related funding requirements;

•	changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments;

•

the effects of state regulatory cash management policies on our ability or, if the Verizon Transaction is completed, the combined company’s ability to transfer cash among our or the combined company’s subsidiaries and to the parent company;

•	the ability to successfully renegotiate union contracts expiring in 2009 and thereafter;

•

declines in the value of our pension plan assets or, if the Verizon Transaction is completed, the combined company’s pension plan assets, which could require us or the combined company to make contributions to the pension plan beginning no earlier than 2010;

•

the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes with respect to us or, if the Verizon Transaction is completed, the combined company;

•	the possible impact of adverse changes in political or other external factors over which we or, if the Verizon Transaction is completed, the combined company, would have no control; and

•	the effects of hurricanes, ice storms or other severe weather.

Any of the foregoing events, or other events, could cause financial information to vary from management’s forward-looking statements included in this current report on Form 8-K. You should consider these important factors, as well as the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our preliminary prospectus supplement dated September 17, 2009 filed with the SEC pursuant to Rule 424(b) on September 17, 2009 in evaluating any statement made in this current report on Form 8-K. For the foregoing reasons, we caution you against unduly relying on any forward-looking statements. We undertake no obligation to update or revise these forward-looking statements, except as required by law.

THE TRANSACTIONS

General

On May 13, 2009, Verizon and Frontier announced that they had entered into a transaction providing for the spin-off of Verizon’s local exchange business in the Spinco territory and the subsequent merger of Spinco with and into Frontier. In order to effect the spin-off and merger, Verizon, Spinco and Frontier entered into a number of agreements, including the merger agreement and the distribution agreement. These agreements provide for the contribution to Spinco of defined assets and liabilities of the local exchange business and related landline activities of Verizon in the Spinco territory, including Internet access and long distance services and broadband video provided to designated customers in the Spinco territory. More specifically, Verizon’s local exchange business in the Spinco territory is currently conducted by a number of Verizon entities. Certain of these entities conduct business only in the Spinco territory, while others conduct business both within and outside the Spinco territory. The entities that conduct business only in the Spinco territory will be contributed to Spinco without realignment of their assets and liabilities. The other entities either (i) will be contributed to Spinco after transferring their non-Spinco assets and liabilities to another subsidiary of Verizon or (ii) will transfer their Spinco assets and liabilities to newly created entities which will then be contributed to Spinco. In connection with its contribution to Spinco, Verizon will receive $3.333 billion in aggregate value in the form of the special cash payment, the Verizon debt reduction and, in certain circumstances, the Spinco debt securities. In connection with these transactions, Spinco also will issue additional shares of Spinco common stock to Verizon, which will be distributed in the spin-off as described below. These agreements also provide for Verizon’s distribution of all of the shares of Spinco common stock to a third-party distribution agent to be held collectively for the benefit of Verizon stockholders, the merger of Spinco with and into Frontier, with Frontier continuing as the combined company, and the conversion of shares of Spinco common stock into shares of Frontier common stock and the payment of cash in lieu of fractional shares.

Transaction Timeline

Below is a step-by-step list illustrating the sequence of material events relating to the spin-off of Spinco and merger of Spinco with and into Frontier. Verizon and Frontier anticipate that the steps will occur in the following order:

Step 1—Verizon will engage in a series of restructuring transactions to effect the transfer of (i) defined assets and liabilities of the local exchange business and related landline activities of Verizon in the Spinco territory to certain entities that will become Spinco subsidiaries to the extent such assets and liabilities are not currently located within an entity that will become a Spinco subsidiary and (ii) defined assets and liabilities not related to the local exchange business and related landline activities of Verizon in the Spinco territory and currently located within an entity that will become a Spinco subsidiary to Verizon or another subsidiary of Verizon that will not become a Spinco subsidiary.

Step 2—Spinco will incur indebtedness to make a special cash payment to Verizon in an amount not to exceed the lesser of (i)(x) $3.333 billion minus (y) the consolidated indebtedness of Verizon as a result of pre-existing long-term indebtedness to third parties (which may include current maturities) of Verizon subsidiaries that currently conduct the Spinco business, referred to as distribution date indebtedness, and (ii) Verizon’s estimate of its tax basis in the assets transferred to Spinco. Verizon currently anticipates that its tax basis in the assets to be transferred to Spinco will be greater than or equal to $3.333 billion.

Step 3—Verizon will contribute to Spinco all of the equity interests in the entities that will become Spinco subsidiaries and related customer relationships for Internet access, long distance services and broadband video currently provided to designated customers in the Spinco territory to a subsidiary of Spinco in exchange for (i) the special cash payment to Verizon described in Step 2 above and (ii) if required, the issuance to Verizon of the Spinco debt securities having a principal amount equal to (A) $3.333 billion less (B) the sum of (1) the special cash payment and (2) the distribution date indebtedness.

Step 4—Verizon will be permitted to exchange the Spinco debt securities for debt obligations of Verizon or otherwise transfer those Spinco debt securities to stockholders or creditors of Verizon. However, if Verizon elects to make this exchange concurrently with the distribution and prior to the closing of the merger, the distribution and the merger will be conditioned upon, among other things, Verizon having exchanged a principal amount of Spinco debt securities sufficient to retire indebtedness of Verizon in the aggregate principal amount equal to $3.333 billion less the sum of the special cash payment and the distribution date indebtedness.

Step 5—Verizon will then spin off Spinco by distributing all of the shares of Spinco common stock to a third-party distribution agent to be held collectively for the benefit of Verizon stockholders.

Step 6—Spinco will merge with and into Frontier, with Frontier surviving as the combined company, and the shares of Spinco common stock held by the distribution agent will be converted into the number of shares of Frontier common stock that Verizon stockholders will be entitled to receive in the merger.

Step 7—The distribution agent will distribute shares of Frontier common stock and cash in lieu of fractional shares to Verizon stockholders on a pro rata basis in accordance with the terms of the merger agreement.

The Spin-Off

As part of the spin-off, Verizon will engage in a series of preliminary restructuring transactions to effect the transfer to entities that will become Spinco subsidiaries of defined assets and liabilities of the local exchange business and related landline activities of Verizon in the Spinco territory, including Internet access and long distance services and broadband video provided to designated customers in the Spinco territory. In addition, entities that have been designated as Spinco subsidiaries but which hold non-Spinco assets and liabilities will transfer those assets and liabilities to Verizon or another subsidiary of Verizon that will not become a Spinco subsidiary. In connection with these preliminary restructuring transactions, and immediately prior to the distribution and closing of the merger, Verizon will contribute all of the equity interests of the Spinco subsidiaries to Spinco, and in connection with such contribution receive:

•	the special cash payment;

•	the Verizon debt reduction; and

•	if required, the Spinco debt securities.

Also in connection with these contributions, Spinco will issue additional shares of Spinco common stock to Verizon, which will be distributed in the spin-off as described below.

As a result of the transactions, Verizon will receive $3.333 billion in aggregate value in the form of the special cash payment, the Verizon debt reduction and, in certain circumstances, the Spinco debt securities. The $3.333 billion in aggregate value to be received by Verizon in the transactions was determined in the negotiations between Verizon and Frontier regarding the overall valuation of the transactions.

Prior to the distribution, Spinco will consummate certain financing transactions to (1) finance the special cash payment to Verizon referred to above and (2) if required, issue the Spinco debt securities to Verizon.

After the contribution and immediately prior to the merger, Verizon will spin off Spinco by distributing all of the shares of Spinco common stock to a third-party distribution agent to be held collectively for the benefit of Verizon stockholders. Spinco will then merge with and into Frontier, and the shares of Spinco common stock will be immediately converted into the number of shares of Frontier common stock Verizon stockholders will be entitled to receive in the merger. The third-party distribution agent will then distribute these shares of Frontier common stock and cash in lieu of fractional shares to Verizon stockholders on a pro rata basis in accordance with the terms of the merger agreement.

The Merger

In the merger, Spinco will merge with and into Frontier in accordance with the terms of the merger agreement. The separate existence of Spinco will cease and Frontier will survive the merger as a stand-alone company and will hold and conduct the combined business operations of Frontier and Spinco.

Verizon stockholders will be entitled to receive a number of shares of Frontier common stock to be determined based on the calculation set forth in the merger agreement. Holders of Verizon common stock will not be required to pay for the shares of Frontier common stock they receive and will also retain all of their shares of Verizon common stock. Existing shares of Frontier common stock will remain outstanding.

By virtue of the merger, in addition to remaining the obligor on all then-existing Frontier debt, the combined company will have additional indebtedness of approximately $3.4 billion representing debt incurred by Spinco in connection with the special cash payment financing, the distribution date indebtedness and, if required, any Spinco debt securities. Based upon Frontier’s outstanding indebtedness as of June 30, 2009 of approximately $4.9 billion, Frontier currently anticipates that the combined company will have approximately $8.3 billion in total debt immediately following the closing of the merger.

Board of Directors and Management of the Combined Company

There are currently twelve directors serving on the Frontier board. The merger agreement provides that immediately prior to the effective time of the merger, the Frontier board (which will become the board of directors of the combined company) will consist of twelve directors, three of whom will be initially designated by Verizon and nine of whom will be initially designated by Frontier. Verizon’s director designees may not be employees of Verizon, its affiliates or Cellco or any of its subsidiaries, and must satisfy director independence requirements of the SEC and the NYSE. One of Frontier’s designees will serve as the chairman of the board of directors of the combined company. Frontier expects that Mary Agnes Wilderotter, Frontier’s current Chairman of the Board of Directors, President and Chief Executive Officer, will continue to serve in such roles with the combined company.

The merger agreement also provides that the officers of Frontier at the effective time of the merger will become the initial officers of the combined company following the merger. In addition, Frontier expects to supplement its current senior management team with members of Verizon’s current regional management team who currently manage the Spinco business.

Ownership of Frontier Following the Merger

Frontier anticipates that depending on the trading prices of Frontier common stock prior to closing of the merger and before accounting for the elimination of fractional shares and any adjustment in the number of shares to be issued by Frontier that may be required for any amount related to governmental approvals paid, payable or forgone by Verizon (as described in the merger agreement), Verizon stockholders will collectively own between approximately 66% and 71% of the combined company’s outstanding equity immediately following the closing of the merger, and Frontier stockholders will collectively own between approximately 29% and 34% of the combined company’s outstanding equity immediately following the closing of the merger. Based on existing ownership levels, Frontier does not expect that there will be any holders of more than 5% of the outstanding common stock of the combined company immediately following the closing of the merger.

Interests of Certain Persons in the Merger

In considering the Frontier board’s determination to approve the merger agreement and to recommend that Frontier stockholders vote for the merger proposals, Frontier stockholders should be aware of potential conflicts of interest of, and the benefits available to, certain Frontier officers. These officers may have interests in the merger that may be different from, or in addition to, the interests of Frontier stockholders as a result of, among other things, certain severance protection that applies to them following the merger.

Employment and Change in Control Agreements

Each of Mary Agnes Wilderotter, Donald R. Shassian, Daniel J. McCarthy, Peter B. Hayes, Cecilia K. McKenney, Hilary E. Glassman and Melinda White is subject to an agreement with Frontier under which she or he is entitled to certain severance payments and benefits in the event of termination without cause by Frontier or resignation by the executive on account of certain material changes in his or her employment relationship. Certain of these executives are entitled to severance payments and benefits only if any such termination or resignation occurs following a change in control (as defined in the agreements). Other executives are entitled to such severance payments and benefits if any such termination or resignation occurs whether or not a change in control has occurred but may resign for additional reasons and receive such severance payments and benefits following a change in control.

Frontier entered into a letter agreement with Hilary E. Glassman, dated July 8, 2005, and amended in December 2008. If Ms. Glassman’s employment is terminated by Frontier without “cause” or by Ms. Glassman for “good reason” or within one year following a “change in control” as a result of certain material changes in her employment relationship (all as defined in the letter agreement), Ms. Glassman will be entitled to the sum of one times base salary and a prorated target bonus, an amount equal to one year’s COBRA premiums for medical, dental and other health benefits coverage, life insurance coverage for one year and full vesting of her restricted shares.

Pursuant to a September 2007 arrangement, all of Melinda White’s restricted shares will become fully vested if, within one year following a “change in control,” Ms. White’s employment is terminated by Frontier without “cause” or she terminates her employment as a result of certain material changes in her employment relationship (all as defined in the arrangement).

The consummation of the merger will constitute a change in control for purposes of these agreements. If a change in control occurred as of September 1, 2009, and these executives were terminated or resigned as of that date under the circumstances covered by the agreements, the executives would have been entitled to base salary payment, bonus payments, accelerated vesting of restricted shares and benefits as follows:

Name	Base Salary	Bonus	Value of Accelerated Restricted Stock (1)	Benefits	Total
Mrs. Wilderotter	$2,775,000	$2,775,000	$5,569,634	$51,108(2)(3)	$11,170,742
Mr. Shassian	$900,000	$900,000	$1,410,021	0	$3,210,021
Mr. McCarthy	0	0	$811,307	0	$811,307
Mr. Hayes	$300,000	$199,800	$749,500	$14,972(4)	$1,264,272
Ms. McKenney	$290,000	$217,500	$734,927	0	$1,242,427
Ms. Glassman	$308,700	$154,196	$634,592	$6,187(2)	$1,103,675
Ms. White	0	0	$408,153	0	$408,153

(1)	Consists of the number of shares multiplied by the $7.05 closing price per share on September 1, 2009.

(2)	Consists of the applicable monthly COBRA premium for the type of medical, dental and vision coverage in effect for the executive on September 1, 2009 and the applicable monthly insurance premium for the life insurance coverage in effect for the executive on September 1, 2009, each multiplied by the applicable number of months (for Mrs. Wilderotter, 36; for Ms. Glassman, 12).

(3)	Although Mrs. Wilderotter is entitled to a tax gross-up payment in certain circumstances, no gross-up payment is estimated to be payable based on a termination on September 1, 2009 and the payments and benefits described above.

(4)	Consists of the applicable monthly COBRA premium for the type of medical coverage in effect for Mr. Hayes on September 1, 2009, multiplied by 12.

Executive Deferred Savings Plan

Under the Executive Deferred Savings Plan, upon a “change in control” (as defined in the plan) all matching contributions become fully vested and all vested account balances must be distributed to participating executives. The consummation of the merger will constitute a change in control under the plan, resulting in accelerated vesting of matching contributions and distribution of the vested account balance of one officer.

Regulatory Approvals

Telecommunications Regulatory Approvals

Frontier and Verizon currently expect that the transactions contemplated by the merger agreement will require approval of the state regulatory agencies of the following states in their capacities as regulators of incumbent local exchange and intrastate toll carrier operations of Verizon or Frontier: Arizona, California, Illinois, Nevada, Ohio, Oregon, South Carolina, Washington and West Virginia. State regulatory agencies in other states, however, may require that Frontier, Verizon or both obtain approval or authorization for the transactions in those states as well. At the request of third parties, certain state regulatory agencies are considering whether approval of the transactions is required. Also, the regulatory agency in Pennsylvania must approve the transfer of Verizon’s incumbent local exchange operations in that state, which Verizon will retain, to a newly created Verizon operating company. Although the scope of matters that must be approved varies by state, the foregoing approvals are generally required for the transfer of Verizon’s local exchange and intrastate toll businesses in the Spinco territory to companies to be controlled by Frontier (including the Spinco subsidiaries after the merger), which will be deemed to occur upon completion of the merger and the other transactions described elsewhere in this current report on Form 8-K.

On May 29, 2009, Frontier and Verizon completed the filing of regulatory applications in Arizona, Ohio, Oregon, Pennsylvania, South Carolina, Washington and West Virginia.

On or prior to June 4, 2009, Frontier and Verizon completed the filing of regulatory applications in California, Illinois and Nevada.

On June 1, 2009, Frontier and Verizon applied to 41 local franchising authorities in Oregon and Washington for consent and approval to transfer control of the Verizon franchises to provide video services in those states to Frontier. There can be no assurance that these consents and approvals will be obtained. Ten authorities have already granted approval to transfer control of Verizon’s franchise to Frontier. In addition, prior to closing, Verizon will provide notice to Indiana of the transfer of control of its statewide franchise to Frontier.

Frontier and Verizon believe that the transactions will produce benefits for the states in which the combined company will conduct its operations, the residents of those states, and the customers of the communications businesses of the combined company. While the parties believe that the transactions satisfy the applicable regulatory standards for the foregoing approvals, there can be no assurance that the state regulatory agencies will grant the approvals or will not attempt to impose conditions on the approvals.

In addition, under the Communications Act of 1934, as amended, referred to as the Communications Act, the FCC must approve the transfer or assignment of FCC licenses and authorizations. Verizon and Frontier filed applications for consent to transfer the affected licenses and authorizations, and related amendments, on May 28 and May 29, 2009, June 8, 2009 and July 30, 2009.

Each party’s obligations to complete the merger are subject to receipt of the consents of, or receipt of an exemption from, the state regulatory agencies referred to above and the FCC, in each case, without the imposition of conditions that would reasonably be expected to be materially adverse to Frontier, to Spinco or to Verizon (assuming for this purpose that the business, assets, properties and liabilities of each of (1) Verizon and all Verizon subsidiaries and (2) Frontier and all Frontier subsidiaries are comparable in size to those of Spinco and all Spinco subsidiaries). The merger agreement provides that each party to the merger agreement, subject to customary limitations, will use all commercially reasonable efforts to promptly take all actions and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the transactions contemplated by the merger agreement. Frontier and Verizon have also agreed to use all commercially reasonable efforts to resolve any objections or challenges from a regulatory authority, except that the parties are not obligated to appeal any final order by the FCC or any state regulatory agency.

Antitrust Approvals

Under the Hart-Scott-Rodino Act and the rules promulgated under that act by the Federal Trade Commission, the merger may not be completed until notifications have been given and information furnished to the Federal Trade Commission and to the Antitrust Division of the Department of Justice and the specified waiting period has been terminated or has expired. The parties filed their Hart-Scott-Rodino Act application on August 21, 2009. On September 1, 2009, the Federal Trade Commission granted the parties’ request for early termination of the waiting period under the Hart-Scott-Rodino Act. At any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division of the Department of Justice could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin completion of the spin-off and the merger or seeking divestiture of substantial assets of Frontier or Spinco. The spin-off and the merger are also subject to review under state antitrust laws and could be the subject of challenges by private parties under the antitrust laws.

Accounting Treatment

The merger will be accounted for by applying the acquisition method, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Statement of Financial Accounting Standards No. 141(R) (revised 2007), Business Combinations, referred to as SFAS 141(R), provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the constituent company issuing its equity interest in the business combination, the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on Frontier being the entity issuing its equity interests in the merger, the Frontier-designated directors representing nine out of twelve directors on the board of the combined company and the Frontier senior management team being the senior management team of the combined company, Frontier has concluded that it is appropriate to treat Frontier as the acquirer of Spinco for accounting purposes. This means that Frontier will allocate the transaction consideration to the fair value of Spinco’s assets and liabilities at the acquisition date, with any excess of the transaction consideration over fair value being recorded as goodwill.

Dividend Policy of Frontier and the Combined Company

The amount and timing of dividends payable on Frontier common stock are within the sole discretion of the Frontier board. Frontier currently pays an annual cash dividend of $1.00 per share of Frontier common stock. After the closing of the merger, Frontier intends to pay an annual cash dividend of $0.75 per share of common stock of the combined company, subject to applicable law and agreements governing the combined company’s indebtedness and at the discretion of the Frontier board. Frontier expects that the dividend policy after the closing of the merger will allow Frontier to invest in the existing Frontier and Spinco markets, offer new products and services and extend and increase broadband capability to the existing Frontier and Spinco markets.

THE TRANSACTION AGREEMENTS

The Merger Agreement

The following is a summary of selected material provisions of the merger agreement which Frontier has previously filed with the SEC. This summary is qualified in its entirety by reference to the Agreement and Plan of Merger, dated as of May 13, 2009, and Amendment No. 1 thereto, dated as of July 24, 2009.

The Merger

Under the merger agreement and in accordance with Delaware law, Spinco will merge with and into Frontier. As a result of the merger, the separate corporate existence of Spinco will terminate and Frontier will continue as the combined company. Frontier’s restated certificate of incorporation and by-laws as in effect immediately prior to the merger will be the certificate of incorporation and by-laws of the combined company.

Effective Time

The merger will become effective at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as Verizon, Spinco and Frontier may agree. The closing of the merger will take place no later than 2:00 p.m., prevailing Eastern time, on the last business day of the month in which, on such last business day, the conditions precedent to the merger are satisfied or waived, but in any event not earlier than the last business day of April 2010, unless otherwise agreed upon by the parties.

Merger Consideration

The merger agreement provides that all of the issued and outstanding shares of common stock of Spinco will be automatically converted into an aggregate number of shares of common stock of Frontier equal to (i) $5,247,000,000 divided by (ii) the Frontier average price. However, the merger agreement provides that if the Frontier average price exceeds $8.50, then the Frontier average price for purposes of the merger agreement will be $8.50, and if the Frontier average price is less than $7.00, then the Frontier average price for purposes of the merger agreement will be $7.00. Additionally, the amount referred to in clause (i) is subject to increase by any amounts paid, payable or forgone by Verizon pursuant to orders or settlements that are issued or entered into in order to obtain governmental approvals in the Spinco territory that are required to complete the merger or the spin-off, which increase will result in a corresponding increase in the number of shares of Frontier common stock being issued pursuant to the merger agreement.

Distribution of Per Share Merger Consideration

Prior to or at the effective time of the merger, Frontier will deposit with a third-party distribution agent certificates or book-entry authorizations representing the shares of Frontier common stock for the benefit of the Verizon stockholders entitled to receive shares of Spinco common stock in the distribution. Each Verizon stockholder will be entitled to receive the number of whole shares of Frontier common stock (in lieu of the shares of Spinco common stock otherwise distributable to that stockholder) that the stockholder has the right to receive pursuant to the merger agreement. Shortly following the merger, the distribution agent will distribute these shares of Frontier common stock to those persons.

Treatment of Fractional Shares

The distribution agent will not deliver any fractional shares of Frontier common stock to Verizon stockholders pursuant to the merger agreement. Instead, promptly following the merger, the distribution agent will aggregate all fractional shares of Frontier common stock and sell them on behalf of those Verizon stockholders who otherwise would be entitled to receive a fractional share. It is anticipated that these sales will occur as soon as practicable following the merger. Those Verizon stockholders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales. If a Verizon stockholder physically holds Verizon stock certificates or holds its stock in book-entry form, that stockholder’s check for any cash that it may be entitled to receive instead of fractional shares of Frontier common stock will be mailed to the stockholder separately.

Under the merger agreement, all shares held by a holder of record will be aggregated for purposes of determining fractional shares. Any Spinco shares held in “street name” will be aggregated with all other shares held by the holder of record for purposes of determining fractional shares. It is anticipated that some shares of Frontier common stock held in street name will be sold post-merger by brokers or other nominees according to their standard procedures to avoid allocating fractional shares to customer accounts, and that brokers or other nominees may request the distribution agent to sell these shares of Frontier common stock on their behalf. Any such sale would not occur pursuant to the merger agreement. Verizon stockholders should contact their brokers or other nominees for additional details.

None of Verizon, Spinco or Frontier or the distribution agent will guarantee any minimum sale price for the fractional shares of Frontier common stock. None of Frontier, Spinco or Verizon will pay any interest on the proceeds from the sale of fractional shares of Frontier common stock. The distribution of the cash proceeds from the sale of aggregated fractional shares of Frontier common stock is expected to be made net of commissions and other fees required to be paid by the distribution agent in connection with the sale of those shares. The receipt of cash in lieu of fractional shares of Frontier common stock will generally be taxable to the recipient stockholders.

Officers and Directors of the Combined Frontier

The parties to the merger agreement have agreed that the officers and directors of Frontier at the effective time of the merger will continue to be the officers and directors of the combined company following the merger. The merger agreement also provides that the parties will take all action necessary to cause the Frontier board immediately prior to the effective time of the merger to consist of twelve members, three of whom will be initially designated by Verizon and nine of whom will be initially designated by Frontier. Verizon’s director nominees may not be employees of Verizon, its affiliates or Cellco or any of its subsidiaries, and all such nominees will satisfy the requirements for director independence under the rules and regulations of the SEC and the NYSE. The officers of Frontier immediately prior to the merger will continue as the officers of the combined company immediately following the merger.

Shareholders Meeting

Under the terms of the merger agreement, Frontier has agreed to call a special meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement, the amendment of Frontier’s certificate of incorporation to increase the number of authorized shares of Frontier common stock and the issuance of Frontier common stock pursuant to the merger agreement. Frontier will satisfy this merger agreement requirement by asking its stockholders to vote on these matters at the special meeting. Frontier has also agreed to deliver a proxy statement/prospectus to its stockholders in accordance with applicable law and its organizational documents.

In addition, subject to certain exceptions, the Frontier board is obligated to recommend that Frontier’s stockholders vote for the merger proposals. Even if the Frontier board changes its recommendation, Frontier is required to submit the merger proposals to a stockholder vote. See “—No Solicitation.

Representations and Warranties

The merger agreement contains representations and warranties between Verizon and Spinco, on the one hand, and Frontier, on the other. These representations and warranties, which are substantially reciprocal, relate to, among other things:

•	due organization, good standing and qualification;

•	capital structure;

•	authority to enter into the merger agreement (and the other agreements executed in connection therewith) and no conflicts with or violations of governance documents, other obligations or laws;

•	financial statements and absence of undisclosed liabilities;

•	absence of certain changes or events;

•	absence of material investigations or litigation;

•	compliance with applicable laws;

•

accuracy of information supplied for use in the proxy statement/prospectus (as described below), the registration statements/information statements to be filed in connection with the transactions and other governmental filings;

•	environmental matters;

•	tax matters;

•	employee benefit matters and compliance with ERISA;

•	labor matters;

•	intellectual property matters;

•	communications regulatory matters;

•	material contracts;

•	approval by the board of directors;

•	interests in real properties;

•	possession of required licenses and regulatory approvals;

•	payment of fees to finders or brokers in connection with the merger (representation given by Verizon and Frontier, not Spinco); and

•	affiliate transactions.

Frontier has also made representations and warranties to Verizon and Spinco relating to filings with the SEC, the opinions of Frontier’s financial advisors, the inapplicability to the merger of state anti-takeover laws and Frontier’s rights plan and the required vote of Frontier stockholders to approve the merger proposals.

Verizon and Spinco also made representations and warranties to Frontier relating to the sufficiency of assets to be contributed to Spinco and the absence of ownership by Verizon or Spinco of any shares of Frontier capital stock.

Many of the representations and warranties contained in the merger agreement are subject to materiality qualifications, knowledge qualifications, or both, and none of the representations and warranties survive the effective time of the merger. The merger agreement does not contain any post-closing indemnification obligations with respect to these matters.

Conduct of Business Pending Closing

Each of the parties has undertaken to perform certain covenants in the merger agreement and agreed to restrictions on its activities until the effective time of the merger. In general, each of Spinco, each of the subsidiaries of Verizon contributing assets to Spinco and Frontier is required to conduct its business in the ordinary course (other than as required to consummate the transactions), to use all reasonable efforts to preserve its present business organization, to keep available the services of its current officers and other key employees and preserve its relationships with customers and vendors with the intention that its goodwill and ongoing businesses will not be materially impaired. In addition, each of Verizon (with respect to the Spinco business only), Spinco and Frontier has agreed to specific restrictions applicable prior to the effective time of the merger relating to the following:

•

issuing, delivering, or selling any shares of its capital stock or any securities convertible into or exercisable for, or any right to acquire, capital stock, other than (a) the issuance of shares by Frontier in connection with the exercise of certain stock options or the vesting of certain restricted stock units or restricted stock, (b) issuances of capital stock by any wholly owned subsidiary of Spinco, on the one hand, or Frontier, on the other hand, to their respective parents or to another of their respective wholly owned subsidiaries, (c) grants by Frontier of certain options, restricted stock units or restricted stock in the ordinary course of business, consistent with past practice, (d) issuances by Frontier pursuant to its rights plan and (e) issuances by Spinco or its subsidiaries pursuant to the merger agreement, the distribution agreement or the contribution;

•	amending certificates of incorporations or by-laws, subject to certain exceptions;

•	making acquisitions of a substantial equity interest or assets of another entity;

•

selling, leasing, licensing, disposing of or otherwise encumbering assets (including the capital stock of certain subsidiaries, but excluding surplus real estate, inventory or obsolete equipment in the ordinary course of business consistent with past practice) other than, with respect to Frontier, any liens to be created in connection with certain of its financing arrangements;

•

except in the ordinary course, consistent with past practice, making capital expenditures that are not included in such party’s capital expenditures budget and that are in excess of $10 million in the aggregate, subject to certain exceptions;

•

incurring debt, other than (a) in connection with customer contracts or equipment leasing in the ordinary course of business consistent with past practice, (b) with respect to Spinco, as contemplated by the special cash payment financing and the Spinco debt securities, (c) with respect to Frontier, refinancings of indebtedness completed prior to March 1, 2010 that are unsecured and do not conflict with the terms of the special cash payment financing or the Spinco debt securities or (d) with respect to Frontier, incurrence of indebtedness under its revolving credit facility;

•	effecting the complete or partial liquidation or dissolution of Spinco or Frontier or any of their respective subsidiaries;

•	compensation and benefit matters with respect to directors, officers and employees;

•

in the case of Spinco, subject to certain exceptions, establishing, adopting, entering into, terminating or amending any collective bargaining agreement or other arrangement for the benefit of directors, officers or employees, except as contemplated by the employee matters agreement (see “—Additional Agreements Between Frontier, Verizon and Their Affiliates—The Employee Matters Agreement”);

•

making any material change in its accounting methods, other than in accordance with accounting principles generally accepted in the United States, referred to as U.S. GAAP, or as required by Verizon’s or Frontier’s respective auditors;

•

making or rescinding any material tax elections or settling or compromising any material income tax claims, amending any material tax returns and materially changing any method of reporting income or deductions;

•

paying, discharging or satisfying any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice and subject to certain other exceptions;

•	entering into or amending agreements or arrangements with certain affiliated parties on non-arm’s-length terms; and

•	modifying, amending or terminating any material contract or waiving, releasing or assigning any material rights or claims, except in the ordinary course of business, consistent with past practice.

In addition, Spinco agreed not to amend the distribution agreement without Frontier’s consent.

Verizon has also agreed to cause Spinco to adhere to the covenants listed above.

Frontier agreed to additional restrictions relating to the following:

•

declaring or paying dividends or other distributions in respect of its capital stock; provided that Frontier may continue paying quarterly dividends in an amount not to exceed $0.25 per share in accordance with its dividend payment practices in 2008;

•

from and after March 1, 2010, offering or engaging in negotiations concerning any potential issuance of debt securities other than the financing contemplated by the merger agreement and described below under “—Financing Matters”;

•	splitting, combining or reclassifying its capital stock or issuing securities in respect of, in lieu of or in substitution for its capital stock; and

•	redeeming, repurchasing or otherwise acquiring its capital stock.

Non-Competition

The merger agreement and the distribution agreement do not contain any restrictions on either party’s ability to compete with the other party following the merger.

Proxy Materials

The parties agreed to prepare a proxy statement/prospectus and related registration statement, and Frontier has agreed to file them with the SEC and use all commercially reasonable efforts to have the

SEC complete its review of the proxy statement/prospectus and declare the registration statement effective. Frontier is required under the terms of the merger agreement to mail the proxy statement/prospectus to its stockholders as promptly as practicable after the SEC completes its review of the proxy statement/prospectus and, if required by the SEC, after the registration statement is declared effective. The parties have agreed to prepare a registration statement to effect the registration of the shares of Spinco common stock to be issued in connection with the distribution, and Spinco has agreed to file that registration statement with the SEC and use all commercially reasonable efforts to have the registration statement declared effective by the SEC prior to the distribution.

Listing

Frontier has agreed to make application to the NYSE for the listing of the shares of its common stock to be issued pursuant to the merger agreement and use all commercially reasonable efforts to cause such shares to be approved for listing.

Efforts to Close

The merger agreement provides that each party to the merger agreement, subject to customary limitations, will use all commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, the distribution agreement, the cutover plan support agreement, the employee matters agreement, the intellectual property agreement, the software license agreement, the FiOS intellectual property agreement, the FiOS software license agreement, the FiOS trademark license agreement, the joint defense agreement and the tax sharing agreement, collectively referred to as the transaction agreements, including executing such documents, instruments or conveyances that may be reasonably necessary or advisable to carry out any of the transactions contemplated by the merger agreement and the other transaction agreements.

Regulatory Matters

The merger agreement provides that each of the parties to the merger agreement will use all commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions, including:

•	obtaining all necessary actions, waivers, consents, and approvals from any governmental authority;

•

obtaining the consents of the FCC and state and local regulatory agencies relating to telecommunications regulatory matters, in each case without the imposition of any conditions or restrictions other than those as Frontier may offer in its discretion and other than those that would not reasonably be expected to constitute a materially adverse regulatory condition (as described further under “—Conditions to the Completion of the Merger”);

•	defending any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	contesting any actions or proceedings instituted by a regulatory authority; and

•	resolving any objections or challenges from a regulatory authority;

provided, however, that the parties are not obligated to appeal the denial of approval by the FCC or any state public service or public utility commission or similar state regulatory body.

Verizon, Spinco and Frontier have also agreed to (a) make all required filings under the Hart-Scott-Rodino Act, and (b) file all required applications with the FCC and state and local regulatory agencies relating to telecommunications regulatory matters.

Certain Third-Party Consents

The merger agreement provides that each of Verizon and Spinco will use all commercially reasonable efforts to identify and obtain any material third-party consents necessary to consummate the transactions contemplated by the merger agreement or the distribution agreement (including for up to six months following the closing), and the parties have agreed on an allocation of the costs associated with obtaining those consents. Verizon has also agreed to use all commercially reasonable efforts to identify and obtain any third-party intellectual property consents required in connection with the consummation of the transactions contemplated by the merger agreement or the distribution agreement (including for up to six months following the closing), and the parties have agreed on an allocation of the costs associated with obtaining such consents. To the extent any required consent is not received prior to the closing of the merger, then (a) if applicable, the contract that is subject to that consent will not be assigned in the contribution and (b) if applicable, to the extent any such contract may only be enjoyed by an affiliate of Verizon, that contract will be transferred to another affiliate of Verizon, and in each case Verizon will use all commercially reasonable efforts to make the benefits of any such contract available to the combined company for the duration of such contract (excluding any renewal period that will come into effect after six months following the closing of the merger).

Verizon and Frontier have also agreed to use all commercially reasonable efforts to obtain any necessary consent from the counterparty to any blended customer contract to separate the portion of that contract relating to the goods or services purchased from or supplied to the Spinco business under the contract and transfer such portion to Spinco.

The merger agreement also provides that with respect to certain retained customer accounts, with respect to any customer contract that is required to be transferred pursuant to the distribution agreement but not assigned and with respect to any blended customer contract that is not assumed due to the failure to obtain the necessary consent, (a) to the extent that contract involves the provision of incumbent local exchange carrier services that are part of the Spinco business, Verizon will use the combined company to provide those services and (b) to the extent that contract involves the provision of services other than incumbent local exchange carrier services, Verizon will continue to provide specified services to the customer in accordance with such contract. Verizon agreed to make certain payments to the combined company in connection with the delivery of those services to the applicable customers.

Employee Matters

The merger agreement provides that throughout the internal restructurings taken in contemplation of the merger agreement, including the contribution, the distribution and the merger, the employees of the Spinco business will maintain uninterrupted continuity of employment, compensation and benefits (and with respect to union-represented employees, uninterrupted continuity of representation for purposes of collective bargaining and uninterrupted continuity of coverage under their collective bargaining agreements), as contemplated by the employee matters agreement. See “—Additional Agreements Between Frontier, Verizon and Their Affiliates—The Employee Matters Agreement.”

No Solicitation

The merger agreement contains detailed provisions restricting Frontier’s ability to seek an alternative transaction. Under these provisions, Frontier agrees that it and its subsidiaries will not, and will use all commercially reasonable efforts to cause its and its subsidiaries’ officers, directors, employees, advisors and agents not to, directly or indirectly:

•	knowingly solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to an acquisition proposal;

•

provide any non-public information or data to any person relating to or in connection with an acquisition proposal, engage in any discussions or negotiations concerning an acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

•	approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any acquisition proposal; or

•

approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any acquisition proposal.

Frontier also agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the execution of the merger agreement with respect to any acquisition proposal.

The merger agreement provides that the term “acquisition proposal” means any proposal regarding:

•

any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving Frontier or any of its significant subsidiaries;

•

any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of Frontier’s subsidiaries) of Frontier and its subsidiaries, taken as a whole, constituting 15% or more of the total consolidated assets of Frontier and its subsidiaries, taken as a whole, or accounting for 15% or more of the total consolidated revenues of Frontier and its subsidiaries, taken as a whole, in any one transaction or in a series of transactions;

•

any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any person following which any person or group of persons would own 15% or more of the outstanding shares of Frontier common stock; or

•

any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement or the other agreements executed in connection therewith.

The merger agreement does not prevent Frontier or its board of directors from engaging in any discussions or negotiations with, or providing any non-public information to, any person in response to an unsolicited bona fide superior proposal or acquisition proposal that the Frontier board, after consulting with a financial advisor of nationally recognized reputation, determines in good faith would reasonably be expected to lead to a superior proposal. However, Frontier or its board of directors may take such actions only if and to the extent that:

•	Frontier stockholders have not yet approved the merger proposals;

•

the Frontier board, after consulting with its legal advisors, determines in good faith that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to Frontier stockholders under applicable laws; and

•

before providing any information or data to any person in connection with an acquisition proposal by that person, such information is provided to Verizon at the same time it is provided to that person (to the extent not previously provided or made available to Verizon);

and before providing any non-public information or data to any person or entering into discussions or negotiations with any person, the Frontier board promptly notifies Verizon of any such inquiry, proposal or offer or any request for information, or any discussions or negotiations sought to be initiated or continued with Frontier, and identifies the material terms and conditions of the acquisition proposal and the identity of the person making such acquisition proposal. Frontier has agreed to keep Verizon reasonably informed on a reasonably prompt basis (and in any event within 24 hours following receipt of any acquisition proposal or changes thereto) of the status and material terms of any proposals or offers and the status of discussions and negotiations.

The merger agreement provides that the term “superior proposal” means any proposal or offer made by a third party to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of Frontier’s common stock then outstanding or all or substantially all of the assets of Frontier and its subsidiaries and otherwise on terms which the Frontier board, after consultation with its legal and financial advisors, determines in its good faith judgment to be more favorable to Frontier stockholders than the merger (taking into account all of the terms and conditions of such proposal and of the merger agreement as well as any other factors deemed relevant by the Frontier board) and reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Prior to the approval of the merger proposals by Frontier stockholders, the Frontier board may withdraw or modify its recommendation that Frontier stockholders vote for the merger proposals if, after consulting with its legal advisors, it concludes in good faith that failure to take such action would reasonably be expected (taking into account any new or revised proposals made by Verizon) to result in a breach of its fiduciary duties to Frontier stockholders under applicable law, but only if:

•

Frontier provides Verizon with written notice at least five business days before taking such action and indicates in its notice (A) if the change of recommendation is not being made as a result of a superior proposal, the Frontier board’s reasons for taking such action, and (B) if the change of recommendation is being made as a result of a superior proposal or involves the recommendation of a superior proposal, the material terms and conditions of the superior proposal (including the identity of the party making such superior proposal); and

•

prior to effecting the change in recommendation or recommending a superior proposal, Frontier provides Verizon the opportunity to submit an amended written proposal or to make a new written proposal to Frontier during the five business day notice period.

Frontier is required to deliver a new written notice to Verizon in the event of material revisions to such a third-party acquisition proposal and again comply with the above requirements, except the notice period will be reduced to two business days.

In addition, the merger agreement does not prevent Frontier from disclosing to Frontier stockholders a position with respect to a tender offer as required by law or from making any disclosure to Frontier stockholders if, in the good faith judgment of the Frontier board, after consultation with its legal advisors, it is required to do so in order to comply with its fiduciary duties to Frontier stockholders under applicable law.

Frontier is required to submit the merger agreement to a stockholder vote even if the Frontier board changes its recommendation of the merger (including in connection with a superior proposal), and Frontier may not terminate the merger agreement to accept a superior proposal.

Financing Matters

Pursuant to the distribution agreement, Verizon is entitled to receive a special cash payment from Spinco immediately prior to the distribution. This special cash payment is contemplated to be financed through the special cash payment financing. Additionally, in certain circumstances, Spinco debt securities may be issued to Verizon pursuant to the distribution agreement. The merger agreement contains various covenants of Verizon, Frontier and Spinco relating to the special cash payment financing and the Spinco debt securities, including agreements by Verizon and Frontier:

•

to meet from time to time to discuss strategy and timing for seeking proposals from reputable lenders or underwriters to provide, arrange or underwrite the special cash payment financing (which may be negotiated, drawn down or issued in one or more tranches);

•

to jointly solicit proposals from reputable financing sources no later than nine months after the date of the merger agreement, with Frontier having the right to select from among the proposals received one or more which Frontier reasonably determines to be the most favorable and to take the lead in negotiations with financing sources (subject to the obligation to keep Verizon informed of all material developments and to allow Verizon to participate in the negotiations);

•

to use all commercially reasonable efforts to finalize all documentation with respect to the special cash payment financing and, subject to the extension rights and Frontier’s rights to not accept the financing as described below, to accept and execute (and to cause Spinco to execute) documentation relating thereto;

•

if Spinco debt securities are to be issued, to have Frontier (A) take the lead in the negotiation of the terms and conditions thereof with the financial institutions selected by Verizon to be party to any debt exchange elected to be consummated by Verizon, subject to keeping Verizon informed of all material developments and providing Verizon with an opportunity to participate in all negotiations relating to the terms of such Spinco debt securities and (B) determine, in consultation with Verizon, the final form of the Spinco debt securities and related agreements, provided that the covenants and economic terms thereof would reasonably be expected to result in the Spinco debt securities being exchanged for Verizon obligations in an equal principal amount; and

•

if Spinco debt securities are to be issued and if Verizon elects to consummate the debt exchange, to allow Verizon to have the sole right to structure the arrangements relating thereto with underwriters, arrangers and other third parties relating to the debt exchange, provided that Verizon keeps Frontier reasonably informed regarding such arrangements.

The merger agreement provides the parties with certain rights to defer consummating the financing (and thereby defer the closing). Specifically, if at the time proposed for acceptance and execution of documentation relating to the special cash payment financing and, if required, the Spinco debt securities, the negotiated terms do not satisfy the requirements for the financing that are described in the immediately following paragraph, and if at that time the other conditions to closing have been satisfied (other than those that would be satisfied by action at the closing and other than the condition to the obligation of Verizon related to its receipt of financing proceeds), either Verizon or Frontier may elect to defer the closing (subject to the satisfaction of the closing conditions on such deferral date) until the final business day of the next calendar month. If elected, the parties will cooperate in seeking to improve the proposed terms of the special cash payment financing and, if applicable, the Spinco debt securities during such deferral period. This right of deferral may be elected on one or more occasions but no more than four times in total by Frontier and Verizon, and, if elected for a fourth time, the period of such deferral will last until the final business day of the second calendar month following the date on which such deferral is elected.

Frontier is not obligated under the merger agreement to accept or execute documentation relating to the special cash payment financing or, if required, the Spinco debt securities if:

•

either (A) the weighted average life of the aggregate of such financing and securities, together with any distribution date indebtedness, is less than five years or (B) any of the special cash payment financing or the Spinco debt securities would have a final maturity of earlier than January 1, 2014, other than any bridge financing with a maturity of at least 364 days in an aggregate amount not in excess of $600 million;

•	such financing or securities or any distribution date indebtedness would be secured by any assets of any operating company;

•

the terms or provisions of such financing or securities or of any distribution date indebtedness would cause their incurrence or assumption by Frontier in or as a result of the merger to be prohibited by or cause (with or without notice or the lapse of time) a default under Frontier’s existing credit agreements or indentures as in effect on the date of the merger agreement; or

•

both (I) the proposed covenants and other terms and conditions in such documentation (excluding (A) any terms of the Spinco debt securities and (B) the rate, yield or tenor thereof) are not, in the aggregate, substantially in accordance with then prevailing market terms for similarly sized term loan bank borrowings and/or capital market issuances by companies of a size and with credit ratings similar to the combined company and (II) the effect of such covenants and other terms and conditions that are not in accordance with the prevailing market terms (excluding (A) any terms of Spinco debt securities and (B) the rate, yield or tenor thereof) would, in the aggregate, be materially adverse to the combined company.

Additionally, Frontier is not obligated to accept or execute documentation relating to the special cash payment financing or the Spinco debt securities if as a result thereof the weighted average annual cash interest rate (including annual accretion of original issue discount with respect to indebtedness issued with a material amount of original issue discount) payable on the aggregate of the special cash payment financing, the Spinco debt securities and any distribution date indebtedness would exceed 9.5%, unless Frontier reasonably determines in good faith that these coverage costs would not be unduly burdensome.

Frontier has agreed to discuss and consider from time to time, at the request of Verizon, the possibility of Frontier allowing Verizon to cause Spinco to incur a portion of the special cash payment financing in advance of the closing, but is under no obligation to do so.

Not later than 60 days prior to the reasonably anticipated closing date, Verizon will deliver to Frontier a certificate setting forth the anticipated amount of the special cash payment, along with Verizon’s then-current estimate of (1) distribution date indebtedness and (2) Verizon’s tax basis in Spinco as of the distribution. Verizon will have the right to update such certificate up to 15 days prior to the closing of the merger in light of any updated information of Verizon regarding its tax basis in Spinco and the amount of distribution date indebtedness.

Realignment Activities of Verizon

Verizon has agreed to segregate the operation of the Spinco business in the Spinco territory (other than West Virginia) from Verizon’s other businesses, referred to as the realignment, such that the “sufficiency of assets” representation of Verizon included in the merger agreement will be accurate as of the closing of the merger in accordance with the closing condition set forth in the merger agreement. The sufficiency of assets representation is subject to qualifications and assumptions and should be read in its entirety. No later than 60 days prior to the reasonably anticipated closing date, Verizon will notify Frontier stating that the realignment has been completed as of the date of such notice, and Frontier will be granted reasonable rights of access from time to time to validate and confirm the completion of the realignment (including the functioning of principal operating systems) in accordance with the merger agreement. Verizon has agreed that it will not take any action in connection with the realignment that would result in any material increase in the number of employees performing each material function of the Spinco business above the number of employees performing such function as of the date of the merger agreement.

Verizon has also agreed to create a separate instance of the Verizon proprietary software systems used in the conduct of the Spinco business in the Spinco territory (other than West Virginia) and to install that software on equipment the majority of which will be located in a data center in Fort Wayne, Indiana, that will be owned by a subsidiary of Spinco as of the closing of the merger (with the balance of this equipment to be made available on a firewall basis from Verizon after the closing of the merger and to be transferred by Verizon to the Fort Wayne data center within one year following the closing of the merger).

Director and Officer Insurance and Release

Under the terms of the merger agreement, the parties have agreed that Frontier, the combined company and each of their respective subsidiaries will assist Verizon in maintaining after the closing of the merger, at Verizon’s expense, directors’ and officers’ liability insurance policies and fiduciary liability insurance policies covering certain officers, directors, trustees and fiduciaries of Verizon, its subsidiaries and certain other entities, referred to as the covered persons. The parties also agreed that as of the effective time of the merger, the combined company, on behalf of itself, its subsidiaries and their respective successors and assigns, will execute releases releasing the covered persons from any and all claims pertaining to acts or omissions by the covered persons prior to the closing of the merger, provided that such covered persons also execute such releases releasing the combined company, its subsidiaries and their respective successors and assigns from any and all claims that such covered persons have or may have of any kind.

Tax Matters

The merger agreement contains certain additional representations, warranties and covenants relating to the preservation of the tax-free status of (i) the series of preliminary restructuring transactions to be engaged in by Verizon, (ii) the contribution transactions, (iii) the distribution transactions, (iv) the exchange of the Spinco debt securities for Verizon debt and (v) the merger of Spinco and Frontier (which the merger agreement refers to collectively as the tax-free status of the transactions). Additional representations, warranties and covenants relating to the tax-free status of the transactions are contained in the tax sharing agreement. Indemnification for all matters relating to taxes is governed by the terms, provisions and procedures described in the tax sharing agreement. See “—Additional Agreements Between Frontier, Verizon and Their Affiliates—The Tax Sharing Agreement.”

Certain Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the merger agreement) relating to:

•	post-signing disclosure that Verizon will make available to Frontier (and thereby modify applicable representations) regarding the California operations of the Spinco business;

•	financial statements for the Spinco business that Verizon will provide on a quarterly basis between the signing of the merger agreement and the closing;

•	actions to be taken by the independent auditors of Frontier and Verizon;

•	ensuring effectiveness of internal controls over financial reporting of the combined company;

•

certain ancillary agreements that may be entered into between Verizon and/or its affiliates, on the one hand, and Spinco and/or affiliates of Frontier, on the other hand, regarding video transport services, and back office support for certain large enterprise and governmental customers to be served by both Verizon and Frontier;

•

certain telephone directories agreements that Spinco will offer to enter into with Directories Media Inc. (a former affiliate of Verizon) to the extent such agreements are binding upon the Spinco business as of immediately prior to the time of the merger; and

•

the negotiation of a joint defense agreement setting forth the procedures for defending and resolving any matters of common interest to Verizon and Frontier arising from the transactions contemplated by the merger agreement, distribution agreement and related agreements.

Conditions to the Completion of the Merger

The respective obligations of Frontier, Verizon and Spinco to complete the merger are subject to the satisfaction or waiver of various conditions, including:

•	the completion of the distribution in accordance with the terms of the distribution agreement;

•	the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Act;

•	receipt of the requisite consents of telecommunications regulatory agencies;

•

the absence of conditions imposed in connection with obtaining telecommunications regulatory consents that constitute a materially adverse regulatory condition (which means any condition, obligation or restriction sought to be imposed in connection with obtaining a telecommunications regulatory consent that, taken together with any other conditions or restrictions sought to be imposed to obtain any other telecommunications regulatory consent, would reasonably be expected to be materially adverse to Frontier, to Spinco or to Verizon (assuming for this purpose that the business, assets, properties and liabilities of each of (i) Verizon and all Verizon subsidiaries and (ii) Frontier and all Frontier subsidiaries are comparable in size to those of Spinco and all Spinco subsidiaries), disregarding for this purpose any condition or requirement on Frontier or the combined company (a) to make capital expenditures substantially consistent with the amounts and general categories of expenditures set forth in (1) Frontier’s 2009 capital expenditure budget or (2) Verizon’s 2009 capital expenditure budget for the Spinco business, (b) that is offered by Frontier in its discretion at any time within nine months of the date of the merger agreement in an application for an order approving the transactions contemplated by the merger agreement or in any related filing or testimony made within nine months of the date of the merger agreement or (c) to abide by any written binding commitments made by Verizon or any Verizon subsidiary with respect to the Spinco business, or by Frontier or any of its subsidiaries, to any governmental authority prior to the date of the merger agreement);

•

the effectiveness of the registration statement that includes the proxy statement/prospectus filed by Frontier relating to the Verizon Transaction and the receipt of all necessary permits and authorizations under state and federal securities laws;

•	the approval for listing on the NYSE of the Frontier common stock to be issued pursuant to the merger agreement;

•	the approval of the merger proposals by Frontier stockholders at the special meeting, in accordance with applicable law and the rules and regulations of the NYSE;

•

the absence of any decree, judgment, injunction, writ, ruling or other order issued by a court or governmental authority which restrains, enjoins or prohibits the contribution transactions, the distribution transaction or the merger;

•

the absence of any action taken, and the absence of any statute, rule, regulation or executive order having been enacted, entered, promulgated or enforced by any governmental authority, having the effect of (1) restraining, enjoining or prohibiting the contribution, the distribution, the merger or the other transactions contemplated by the merger agreement, the distribution agreement or the employee matters agreement, or (2) imposing any burdens, liabilities, restrictions or requirements on such transactions or on Verizon, Spinco or Frontier with respect to such transactions that would reasonably be expected to have a material adverse effect on Verizon (assuming for such purposes that Verizon were the size of the combined company) or the combined company;

•	receipt by Verizon and Spinco of the IRS ruling, unless an alternative structure for the transaction is implemented;

•	receipt by each of Verizon and Spinco, on the one hand, and Frontier, on the other hand, of a legal opinion stating that the merger will constitute a reorganization under Section 368(a) of the Code;

•

receipt by Verizon of a legal opinion from Verizon’s counsel to the effect that the distribution will qualify as tax-free to Verizon, Spinco and the stockholders of Verizon under Section 355 and related provisions of the Code, which opinion will rely on the IRS ruling as to matters covered by the ruling; and

•

receipt by Verizon and Frontier of a customary “solvency” opinion of a nationally recognized independent valuation firm selected by Verizon attesting to the solvency of the combined company on a pro forma basis immediately after the closing of the merger.

Verizon and Spinco’s obligations to complete the merger are also subject to the satisfaction or waiver of the following additional conditions:

•

performance by Frontier, in all material respects, of all its obligations and compliance by Frontier, in all material respects, with all covenants required by the merger agreement to be performed or complied with prior to closing, as certified in writing by a senior officer of Frontier;

•

the accuracy of Frontier’s representations and warranties set forth in the merger agreement (subject to certain exceptions), without any qualification as to materiality or material adverse effect set forth therein, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Frontier and its subsidiaries, as certified in writing by a senior officer of Frontier;

•

receipt by Verizon of the special cash payment, and, if required, a principal amount of Spinco debt securities that, together with the amount of any distribution date indebtedness, totals $3.333 billion, and, if Spinco debt securities are issued and if Verizon desires to consummate a debt exchange, the consummation of the debt exchange with respect to a principal amount of Spinco debt securities equal to (x) $3.333 billion minus (y) the sum of (A) the amount of the special cash payment and (B) the amount of any distribution date indebtedness;

•

the absence of any state of fact, change, development, event, effect, condition or occurrence since December 31, 2008 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Frontier; and

•	execution and, to the extent applicable, timely performance by Frontier in all material respects of the transaction agreements.

Frontier’s obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

•

performance by Verizon and Spinco, in all material respects, of all their respective obligations and compliance by Verizon and Spinco, in all material respects, with all covenants required by the merger agreement to be performed or complied with prior to closing, as certified in writing by a senior officer of each of Verizon and Spinco;

•

the accuracy of Verizon and Spinco’s representations and warranties set forth in the merger agreement (subject to certain exceptions), without any qualification as to materiality or material adverse effect set forth therein, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Verizon, Spinco or the Spinco business, as certified in writing by a senior officer of each of Verizon and Spinco;

•

execution and, to the extent applicable, timely performance by Spinco and Verizon (or a subsidiary thereof) in all material respects of the distribution agreement and the other ancillary transaction agreements; and

•

the absence of any state of fact, change, development, event, effect, condition or occurrence since December 31, 2008 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Spinco or the Spinco business.

Termination

The merger agreement may be terminated by:

•	the mutual written consent of the parties;

•

any of the parties if the merger is not consummated by July 31, 2010, referred to as the end date (such date may be extended in certain circumstances by either Verizon or Frontier for one month periods that shall not exceed four months in the aggregate in order to obtain outstanding regulatory consents or one month and two month periods that shall not exceed five months in the aggregate in order to complete certain financing transactions as described above under “—Financing Matters”);

•	any of the parties if the merger is permanently enjoined or prohibited, or if a final, non-appealable order has been entered into that would constitute a materially adverse regulatory condition;

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Frontier, on the one hand, or Verizon and Spinco, on the other hand, if the other party or parties breach the merger agreement in a way that would entitle the party or parties seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party or parties to cure the breach;

•

Frontier, on the one hand, or Verizon and Spinco, on the other hand, if the requisite Frontier stockholder approvals have not been obtained at the special meeting, except that Frontier will not be permitted to terminate the merger agreement because of the failure to obtain the stockholder approval if that failure was caused by Frontier’s actions or inactions that constitute a material breach of the merger agreement;

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Verizon and Spinco, if (1) the Frontier board withdraws or adversely modifies its recommendation of the merger proposals (including recommending a competing acquisition proposal) or (2) Frontier fails to call and hold the special meeting within 60 days after the date on which the SEC shall have completed its review of the proxy statement/prospectus to be prepared by Frontier in connection with the Verizon Transaction and, if required by the SEC as a condition to the mailing of such proxy statement/prospectus, the date of effectiveness of the registration statement of which it is a part; or

•

Verizon and Spinco on any date, if on that date (1) the average of the volume-weighted averages of the trading prices of the Frontier common stock for any period of 60 consecutive trading days that ended within three business days prior to that date is below $3.87 and (2) Verizon and Spinco notify Frontier in writing that they are terminating the merger agreement in accordance with this provision.

Termination Fee Payable in Certain Circumstances

Frontier has agreed to pay Verizon a termination fee of $80 million in the event that:

•

Verizon and Spinco terminate the merger agreement as a result of the Frontier board withdrawing or adversely modifying its recommendation of the merger proposals (including recommending a competing acquisition proposal) or Frontier failing to call and hold the special meeting within 60 days after the date on which the SEC shall have completed its review of the proxy statement/prospectus to be prepared by Frontier in connection with the Verizon Transaction and, if required by the SEC as a condition to the mailing of such proxy statement/prospectus, the date of effectiveness of the registration statement of which it is a part, or

•

(i) Frontier receives a competing acquisition proposal after the date of the merger agreement, (ii) one of the parties terminates the merger agreement due to the passing of the end date or Verizon and Spinco terminate the merger agreement because Frontier breaches certain specified provisions of the merger agreement, or a competing acquisition proposal has been publicly announced prior to Frontier stockholders’ meeting and Frontier stockholders fail to approve the merger proposals and (iii) within 12 months after such termination of the merger agreement, Frontier consummates a business combination transaction or enters into a definitive agreement with respect to such a transaction.

Indemnification

The representations and warranties made by the parties in the merger agreement and the pre-closing covenants of the parties thereunder do not survive the closing of the merger and, except as described below, the merger agreement does not contain any post-closing indemnification obligations with respect to these matters.

Under the merger agreement, the combined company is obligated to indemnify Verizon and its affiliates against all losses and expenses arising out of:

•	its failure to timely pay for liabilities related to the Spinco business;

•	its failure to perform certain obligations under the merger agreement and the distribution agreement; and

•

any untrue statement or alleged untrue statement of a material fact contained in the proxy statement/prospectus to be prepared by Frontier in connection with the Verizon Transaction, or the registration statement of which it is part, or any omission or alleged omission to state a material fact necessary to make the statements contained herein or therein not misleading (the combined company is not responsible, however, for certain information provided by Verizon as to itself and its subsidiaries, including Spinco).

The merger agreement also provides that Verizon will indemnify the combined company and its affiliates against all losses and expenses arising out of:

•	its failure to timely pay for liabilities related to its business other than liabilities assumed by Spinco in the contribution;

•	any amount of indebtedness of Spinco on the distribution date to the extent not included in an estimate of such amount that Verizon is required to provide to Frontier prior to the closing;

•

its failure to perform certain obligations under the merger agreement and the distribution agreement (provided that any claim for indemnification arising from any failure to transfer any Spinco asset to Spinco must be asserted within 18 months following the closing of the merger); and

•

any untrue statement or alleged untrue statement of a material fact contained in the proxy statement/prospectus to be prepared by Frontier in connection with the Verizon Transaction, or the registration statement to which it is part, or any omission or alleged omission to state a material fact necessary to make the statements contained herein or therein not misleading, but only with respect to information provided by Verizon as to itself and its subsidiaries, including Spinco.

Expenses

The merger agreement provides that, except as otherwise set forth in any of the transaction agreements, each party will pay its own fees and expenses in connection with the merger agreement, the merger and the transactions contemplated by the merger agreement, provided that:

•

if the merger is consummated, Verizon and the combined company will each bear 50% of all transfer taxes arising from the transactions and all recording, application and filing fees associated with the transfer of the Spinco assets in connection with the contribution and distribution;

•

if the debt exchange is consummated, Verizon will pay and be responsible for any fees and reimbursable expenses of the counterparties to such debt exchange and financial and legal advisors and Verizon and the combined company will each bear 50% of all other costs and expenses in connection with the debt exchange (including any printing costs, trustees fees and roadshow expenses);

•	Verizon will pay the fees and reimbursable expenses of the independent valuation firm incurred in connection with the preparation and delivery of the solvency opinion; and

•

Verizon and Frontier will each bear 50% of the costs of any filing fees or any advisor or consultant hired by any governmental agency with the mutual consent of Verizon and Frontier (or to which neither party has the right to disapprove), regardless of which party is allocated such cost by law.

If a party pays an amount that is the responsibility of the other party, the paying party will be promptly reimbursed for such amount.

Amendments

The merger agreement may be amended by the parties at any time before or after approval by Frontier stockholders, provided that, after approval by Frontier stockholders, no amendment which by law or under the rules of any relevant stock exchange or automated inter-dealer quotation system requires further stockholder approval may be made to the merger agreement without obtaining that further approval. All amendments to the merger agreement must be in writing and signed by each party.

The Distribution Agreement

The following is a summary of selected material provisions of the distribution agreement which has previously been filed by Frontier with the SEC. This summary is qualified in its entirety by reference to the Distribution Agreement, dated as of May 13, 2009, and Amendment No. 1 thereto, dated as of July 24, 2009.

General

The distribution agreement between Verizon and Spinco provides for, among other matters, the principal corporate transactions required to effect the proposed contribution of the Spinco business to Spinco and distribution of Spinco common stock to Verizon stockholders and certain other terms governing the relationship between Verizon and Spinco with respect to or in consequence of the contribution and the distribution.

Preliminary Transactions

Transfer of Assets. Pursuant to the distribution agreement, and subject to certain exclusions, Verizon will transfer or cause to be transferred to Spinco subsidiaries the rights of Verizon in the assets primarily used or held for use in or that primarily arise from the conduct of the Spinco business, including current assets (other than cash), which are the subject of the post-closing working capital adjustment described below. This business consists of local exchange service, designated intrastate and interstate long distance service, network access service, Internet access service, enhanced voice and data services, DSL, fiber-to-the-premises voice, broadband and video services, wholesale services, operator services, directory assistance services, customer service to end users, and, in connection with the foregoing, repairs, billing and collections, as well as other specified activities of Verizon in the Spinco territory. The conveyed assets will specifically include designated fiber-to-the-premises network elements and customer premises equipment at fiber-to-the-premises subscriber locations in the states of Indiana, Oregon and Washington and specified related transmission facilities.

The Spinco business also includes the origination of central office voice switched long distance services in the Spinco territory switched by wire centers that are Spinco assets and providing dial-up and broadband Internet access services and related value-added services provided to broadband customers located in the Spinco territory.

Neither Cellco nor any of its subsidiaries is deemed to be a subsidiary or an affiliate of Verizon for purposes of the distribution agreement or the merger agreement.

Transfer of Liabilities. The transfer of assets to Spinco is made subject to the assumption by subsidiaries of Spinco of certain liabilities of Verizon or its subsidiaries to the extent relating to or arising from the Spinco business or the transferred assets, subject to certain exceptions. These include current liabilities that are the subject of the working capital adjustment described below.

Exceptions to Transfers. The distribution agreement does not purport to transfer assets or liabilities in respect of taxes (except for certain pre-closing tax assets and liabilities associated with the Spinco business that are taken into account in the working capital adjustment described below), intellectual property assets or employee benefit plans and arrangements, which are the subject of other transaction agreements described below. Additionally, certain assets and liabilities, including certain affiliate agreements, and assets (other than customer relationships) of the dial-up, DSL and dedicated Internet access services and related DSL value-added services taken by DSL customers and long distance portions of the business are excluded from these transfers, as described in the distribution agreement. Transfers of assets and liabilities are subject to receipt of applicable consents, waivers and approvals.

Consideration. Following certain preliminary transfers of assets and liabilities, and immediately prior to the effective time of the merger, Verizon will contribute all of the stock of the Spinco subsidiaries to Spinco in exchange for:

•

a special cash payment to Verizon in an amount not to exceed the lesser of (i)(x) $3.333 billion minus (y) the distribution date indebtedness and (ii) Verizon’s estimate of its tax basis in the assets transferred to Spinco, and

•

if the total amount of the special cash payment plus the amount of any distribution date indebtedness is less than $3.333 billion, a distribution by Spinco to Verizon of the Spinco debt securities having a principal amount equal to such shortfall, which securities Verizon may exchange for outstanding debt obligations of Verizon or otherwise transfer to Verizon stockholders or creditors.

As a result of these transactions, Verizon will receive $3.333 billion in aggregate value in the form of the special cash payment, the Verizon debt reduction and, if required, Spinco debt securities. The financing associated with these transactions is described further in “—The Merger Agreement—Financing Matters.” Also in connection with these transactions, Spinco will issue additional shares of Spinco common stock to Verizon, which will be distributed in the spin-off.

Working Capital Adjustment

The parties to the distribution agreement have agreed that within 90 days after the closing of the merger, Verizon will cause to be prepared and delivered to the combined company a statement setting forth the working capital of Spinco and its subsidiaries (as defined in the distribution agreement) as of the opening of business on the distribution date. If the distribution date working capital of Spinco exceeds zero, no payment will be made by either party with respect to such excess. If the distribution date working capital of Spinco is less than zero, Verizon will pay to the combined company an amount equal to the full amount of the deficit. In the event that the combined company disagrees with Verizon’s calculation of the distribution date working capital, the combined company may dispute that calculation if the amount in dispute exceeds $250,000.

Covenants

Each of Verizon and Spinco has agreed to take specified actions after the signing of the distribution agreement. These actions include the following:

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immediately prior to the distribution, terminating all material contracts, licenses, agreements, commitments and other arrangements, formal and informal (including with respect to intercompany cash balances and accounts and notes payable), (x) between Verizon and its subsidiaries (such subsidiaries determined assuming that the distribution has occurred), on the one hand, and either Spinco or any of its subsidiaries, collectively referred to as the Spinco Group on the other hand, or (y) between Cellco or any of its subsidiaries, on the one hand, and the Spinco Group, on the other hand (except as contemplated by the other agreements executed in connection with the transactions); and

•

cooperating in seeking to release Verizon and its subsidiaries (such subsidiaries determined assuming that the distribution has occurred), on the one hand, and the Spinco Group, on the other hand, from guarantee obligations that either group may have entered into with respect to the other’s business.

Conditions to the Completion of the Spin-Off

The distribution agreement provides that the distribution of Spinco common stock will occur only if each condition to the obligations of Verizon and Spinco to consummate the merger shall have been fulfilled or waived by Verizon (except for the consummation of the contribution and the distribution). See “—Merger Agreement—Conditions to the Completion of the Merger.”

Subsequent Transfers

In the event that at any time during the 18-month period following the spin-off Verizon becomes aware that it possesses any assets that should have been transferred to Spinco or its subsidiaries as part of the contribution, Verizon will hold those assets in trust and cause the prompt transfer of the assets to Spinco or the combined company as its successor. In the event that at any time during the 18-month period following the spin-off Spinco or its subsidiaries (or the combined company as its successor) becomes aware that it possesses any assets that should not have been transferred to Spinco, Spinco or the combined company as its successor will hold those assets in trust and cause the prompt transfer of the applicable assets to Verizon.

Mutual Release

Spinco and Verizon have each agreed to release the other party and the other party’s respective subsidiaries and representatives from any and all liabilities that it may have against the other party which arise out of or relate to events, circumstances or actions taken by the other party occurring or failing to occur or any conditions existing at or prior to the time of the spin-off. The mutual release is subject to specified exceptions set forth in the distribution agreement. The specified exceptions include:

•

any liability assumed, transferred, assigned or allocated to Spinco or to Verizon in accordance with, or any liability or obligation (including any liability with respect to payment, reimbursement, indemnification or contribution) of either of them arising under the distribution agreement, any other transaction agreements or any of the contracts or affiliate arrangements contemplated thereby;

•	the ability of any person to enforce its rights under the distribution agreement, any other transaction agreements or any of the contracts or affiliate arrangements contemplated thereby; and

•	any liability the release of which would result in the release of any person other than Spinco, Verizon or their respective subsidiaries or representatives.

Expenses

All fees and expenses incurred by the parties in connection with the transactions contemplated by the distribution agreement and the other transaction agreements will be paid as provided for in the merger agreement, provided that (i) Spinco will reimburse Verizon for all financial printer costs in connection with the preparation of any information statement and Form 8-K in connection with the transactions contemplated by the merger agreement and distribution agreement and all mailing costs associated with delivery to Verizon stockholders of such information statement and (ii) Spinco will bear the fees and expenses payable to lenders or their advisors in connection with the special cash payment financing. The foregoing costs of Spinco will be excluded from the working capital calculation described above. See “—The Merger Agreement—Expenses.”

Additional Post-Closing Covenants

The distribution agreement contains additional post-closing covenants of Verizon and Spinco (as the combined company following the merger), including:

•

restrictions on the Spinco Group and Verizon using any material showing any affiliation with the other group (and the Verizon name being removed from the corporate names of the Spinco Group) other than as provided in the transaction agreements;

•

Verizon’s agreement to use commercially reasonable efforts to assert claims under occurrence-based insurance policies with respect to incidents occurring prior to the distribution (subject to cost reimbursement);

•

Verizon’s agreement to use commercially reasonable efforts to obtain from the relevant third-party insurer an assignment to Spinco of any rights to prosecute claims properly asserted by Spinco prior to the distribution under insurance policies written on a “claims made” basis;

•	assert claims under occurrence-based insurance policies with respect to incidents occurring prior to the distribution (subject to cost reimbursement); and

•	the terms on which books and records relating to the Spinco business will be made available to the combined company following the distribution.

Termination

Following termination of the merger agreement, the distribution agreement may be terminated and the spin-off abandoned at any time prior to the distribution by and in the sole discretion of Verizon.

Additional Agreements Between Frontier, Verizon and Their Affiliates

Frontier, Spinco and Verizon have entered into or, before the completion of the distribution and the merger, will enter into, certain additional agreements and various interim and ongoing relationships. The following is a summary of the material provisions of those agreements. The rights and obligations of the parties are governed by the express terms and conditions of the respective agreements and not by the summary thereof or any other information included herein. It is not intended to provide any other factual information about Verizon, Spinco, Frontier or the combined company. Information about Verizon, Spinco, Frontier and the combined company can be found elsewhere herein.

The Employee Matters Agreement

Verizon, Spinco and Frontier entered into an employee matters agreement to govern their respective rights and obligations with respect to current and former employees of the Verizon companies whose duties relate primarily to the Spinco business. Pursuant to the employee matters agreement, all Verizon employees whose primary duties relate to the Spinco business, excluding those employees designated by Verizon, will continue to be employees of Spinco (or one of its subsidiaries) upon the consummation of the merger, referred to as the Spinco employees. Under the employee matters agreement, (i) Verizon will generally retain all liabilities with respect to employees who are not employees of the Spinco business as of the effective time of the merger and (ii) the combined company will generally assume all liabilities with respect to the Spinco employees, with the exception of certain liabilities relating to Spinco employees that were expressly retained by Verizon. The employee matters agreement addresses certain issues including assuming and honoring any collective bargaining agreements governing the employment of the Spinco employees, the establishment of employee benefit plans and arrangements for the Spinco employees, the transfer of pension plan assets from Verizon’s pension plans to pension plans maintained by the combined company for the benefit of the Spinco employees and the treatment of equity and incentive plan awards under Verizon’s equity and incentive plans that are held by the Spinco employees, each of which are explained in greater detail below.

For one year following the consummation of the merger, the combined company (or one of its subsidiaries) will provide Spinco employees who are not represented by a union, referred to as Spinco management employees, with at least the same rate of base salary and annual bonus opportunities at the same target level (using Frontier performance metrics consistent with those used for similarly situated Frontier employees) as in effect immediately prior to consummation of the merger. The consummation of the merger (and the related transactions) will not trigger severance benefits for the Spinco employees. During the first 18 months after the merger, the combined company will not be permitted to terminate the employment, other than for cause, of any of the Spinco employees who, at the time of the merger, are actively employed as installers or technicians or who, at the time of the merger, are installers and technicians on a leave of absence or other authorized absence with a right to reinstatement. There will be uninterrupted continuity of union representation and maintenance of collective bargaining agreements throughout the transactions.

Spinco is required under the employee matters agreement to establish benefit plans for Spinco employees that provide benefits that are identical in all material respects to the benefits received by them under Verizon’s health plans, welfare plans, 401(k) saving plans and Verizon’s management pension plans and union pension plans, referred to as the Spinco plans. Assets and liabilities will be transferred to the Spinco plans in accordance with the terms set forth in the employee matters agreement. Spinco has the ability to amend the Spinco plans following the consummation of the merger, subject to collective bargaining restrictions for Spinco employees who are represented by a union and subject to the agreement that, for the remainder of the calendar year in which the consummation of the merger occurs, the benefits under Spinco plans for Spinco management employees will be substantially comparable in the aggregate to the benefits provided by Verizon under comparable Verizon plans prior to the merger.

The Spinco plans will include the following benefits:

•	Benefits for Spinco employees who are subject to collective bargaining agreements will be provided in accordance with the applicable collective bargaining agreements.

•

A defined benefit pension plan and related trust will be established for active Spinco management employees that is identical in all material respects to the applicable Verizon pension plan that covered the Spinco management employees prior to the merger. Assets will be transferred from the applicable Verizon pension plan to the new Spinco pension plan for Spinco management employees based on actuarial assumptions agreed upon by the parties and designed to comply with applicable law.

•

Defined benefit pension plans and a related trust will be established for active collectively bargained Spinco employees that are identical in all material respects to the applicable Verizon pension plans that covered the Spinco employees who are covered by collective bargaining agreements prior to the merger. Assets will be transferred from the applicable Verizon pension plans to the applicable new Spinco collectively bargained pension plans based on actuarial assumptions agreed upon by the parties and designed to comply with applicable law.

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A provision has been included to ensure that Verizon’s aggregate transfer related to the tax-qualified pension plans is sufficient for full funding of projected liabilities in the aggregate. Specifically, if the aggregate assets transferred from the tax-qualified Verizon pension plans to the tax-qualified Spinco pension plans are less than the aggregate projected benefit obligations for all the Spinco participants under such plans as of the closing of the merger, Verizon will pay to Frontier or to the Spinco pension plans an amount equal to such underfunding. Any such payment to Frontier is required to be contributed by Frontier to one or more of the underfunded Spinco pension plans as soon as practicable.

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A nonqualified excess pension plan also will be established for active Spinco management employees who are eligible for benefits under the Verizon Excess Pension Plan. This new Spinco nonqualified excess pension plan will assume the liabilities related to applicable Spinco management employees, but Verizon will not transfer any assets to this new Spinco nonqualified excess pension plan.

•	Defined contribution plans providing for 401(k) contributions and employer matching contributions will be established by Spinco for active Spinco management employees and for Spinco employees who are covered by a collective bargaining agreement. Each such plan will be identical in all material respects to the applicable Verizon 401(k) plan that covered the applicable group of Spinco employees prior to the merger. Assets, participant loan liabilities and beneficiary designations will be transferred from the applicable Verizon 401(k) plans to these new Spinco 401(k) plans.

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Benefit plans providing comprehensive medical, life insurance, disability, dependent day care and medical reimbursement accounts and similar benefits that are identical in all material respects to Verizon’s corresponding benefit plans will be established by Spinco for Spinco employees. These new Spinco benefit plans will waive all limitations as to pre-existing condition exclusions, service conditions and waiting period limitations, and will give credit for deductibles and co-payments incurred by the Spinco employees under the corresponding Verizon benefit plans during the calendar year in which the merger occurs. No assets will be transferred to Spinco with respect to these medical, life insurance, disability and similar benefit plans, except that a net payment will be made to Spinco representing the net balances in Spinco employees’ flexible reimbursement accounts.

Frontier (or one of its subsidiaries) will also provide severance benefits in accordance with the applicable collective bargaining agreements for Spinco employees who are represented by a union. Spinco management employees who are terminated within one year following the consummation of the merger will be provided with severance benefits that are no less favorable in the aggregate than the severance benefits provided by Verizon prior to the execution of the merger agreement.

Verizon will retain liabilities under its long-term incentive plans. Outstanding Verizon stock options held by Spinco employees are currently fully vested and will continue to be exercisable until the original expiration date under the terms of the option grants. Restricted stock units and performance stock units will remain payable under the terms and conditions of the Verizon long-term incentive plan and the applicable award agreements. The units held by Spinco employees will immediately vest upon the consummation of the merger, subject to the attainment of any applicable performance goals, and will be payable on their regularly scheduled date. No further deferrals of these units will be allowed by Spinco employees. To the extent not already vested, balances under Verizon’s deferred compensation plans will become 100% vested for Spinco employees but will remain with Verizon and will be paid out as provided for under the terms of the Verizon plans.

Accrued time off and leave, incentive and commission bonus programs, and worker’s compensation liabilities will be assumed in full by Spinco for all Spinco employees.

The solicitation and hiring of each other’s employees is limited by various provisions applicable to Verizon, on the one hand, and to Frontier and Spinco and their subsidiaries (such subsidiaries determined assuming that the merger has occurred), referred to in this section as the Frontier Group, on the other hand. The following restrictive provisions generally apply, unless Verizon and Frontier otherwise mutually agree to make an exception:

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During the time period beginning May 13, 2009 and ending one year after the consummation of the merger, Verizon and its subsidiaries (such subsidiaries determined assuming that the distribution has occurred) may not hire an employee of the Frontier Group who voluntarily terminates employment with the Frontier Group until the date that is six months following such termination.

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During the time period beginning May 13, 2009 and ending one year after the consummation of the merger, the Frontier Group may not hire an employee of Verizon and its subsidiaries (such subsidiaries determined assuming that the distribution has occurred) who voluntarily terminates employment with Verizon until the date that is six months following such termination.

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During the time period beginning May 13, 2009 and ending one year after the consummation of the merger, Verizon and its subsidiaries (such subsidiaries determined assuming that the distribution has occurred) may not solicit for hire any employee of the Frontier Group and the Frontier Group may not solicit for hire any employee of Verizon and its subsidiaries (such subsidiaries determined assuming that the distribution has occurred).

The Tax Sharing Agreement

The tax sharing agreement will govern the respective rights, responsibilities and obligations of the combined company and Verizon after the distribution and the merger with respect to taxes, including Frontier’s and Verizon’s obligations to file tax returns and remit taxes, Frontier’s and Verizon’s control over tax contests and Frontier’s and Verizon’s obligations to cooperate after the merger in tax return preparation and record-keeping matters.

The tax sharing agreement generally provides that Verizon will be responsible for all taxes (other than taxes on the spin-off and related transactions) for periods before the distribution that are reportable on any tax return that includes Verizon or one of its non-Spinco subsidiaries, on the one hand, and Spinco or one of its subsidiaries, on the other hand. Spinco and Frontier will be responsible for all such taxes reportable on any tax return that includes Spinco or its subsidiaries but does not include any non-Spinco subsidiaries. Additional rules apply to subsidiaries engaged in both the retained Verizon business and the Spinco business prior to the merger. The responsibility for transfer taxes is determined under the merger agreement.

The tax sharing agreement further provides that Frontier, Spinco and certain Spinco subsidiaries will indemnify Verizon for (i) taxes on the spin-off and related transactions resulting from (A) any of their actions (or failures to take certain actions) that disqualify the spin-off and related transactions as tax-free or (B) any issuance of stock by Frontier or any of its affiliates or change in ownership of any such entities (other than changes in ownership solely caused by Verizon) that would cause Section 355(d), Section 355(e) and/or Section 355(f) of the Code to apply to the distribution or any internal spin-off, (ii) taxes on the spin-off and related transactions resulting from the disqualification of the spin-off due to breaches by Frontier or, after the merger, Spinco of representations and covenants and (iii) taxes of Spinco attributable to the Spinco business for which Verizon is not otherwise responsible and that are not related to the spin-off or any related transaction. The indemnification requirement under clauses (i)(A) and (ii) does not extend to taxes related to the spin-off and related transactions that would have been imposed or incurred in the absence of any event described in those clauses. Verizon will indemnify Frontier for (i) the taxes of Verizon and (ii) taxes of Spinco resulting from the spin-off and related transactions unless, in each case, Frontier, Spinco or the Spinco subsidiaries are otherwise responsible for such taxes as described above. However, if the spin-off is taxable as a result of certain actions by both parties, the liability for such taxes is shared equally between Frontier and Verizon.

All parties to the tax sharing agreement have agreed to report the spin-off and the merger as tax-free. Frontier has agreed to adhere to Verizon’s determination of the tax basis of the Spinco assets and the value of any tax attribute, such as a net operating loss carryover, absent a final determination to the contrary or manifest error.

To preserve the tax-free status of the distribution, the tax sharing agreement provides for certain restrictions on Frontier’s ability to pursue strategic or other transactions. Additionally, Frontier has agreed not to take certain actions which could cause the spin-off to be disqualified as a tax-free spin-off, including: for two full years after the spin-off, Frontier will not enter into any agreement, understanding or arrangement or any substantial negotiations involving the acquisition of stock of Frontier (including by Frontier or its subsidiaries) or a shift of ownership of Frontier, and will not issue additional shares of stock, modify any organizational document or transfer or modify any option, warrant or convertible instrument that is related to an equity interest in Frontier, other than (i) certain issuances to service providers or with respect to a Frontier retirement plan as provided in an applicable “safe harbor” of the Treasury Regulations or (ii) pursuant to a Frontier stockholder rights plan that meets the requirements of an IRS revenue ruling; for two years after the spin-off Frontier may not repurchase any stock except as allowed under an IRS revenue procedure; and for two years after the spin-off, (a) the Spinco business must actively continue to operate and (b) Frontier will not dissolve, liquidate, merge or consolidate unless it is the survivor in a merger or consolidation. Frontier has also agreed not to pre-pay, pay down, retire, acquire or significantly modify the Spinco debt securities prior to their maturity. However, Frontier may engage in these activities (without limiting its indemnity obligations) if it receives an IRS ruling, Verizon’s consent or a legal opinion reasonably satisfactory to Verizon that the tax-free status of the spin-off and the merger will not be adversely affected.

The Cutover Plan Support Agreement

The following is a summary of selected material provisions of the cutover plan support agreement that relates to Verizon’s local exchange business in West Virginia.

The cutover plan support agreement, dated as of May 13, 2009, by and between Frontier and Verizon Information Technologies LLC, referred to as the supplier, sets forth the terms and conditions for the provision by the supplier to Frontier, prior to the consummation of the merger, of services relating to the operation by Frontier following the merger of Verizon’s local exchange business in West Virginia.

The term of the cutover plan support agreement extends from May 13, 2009 until the earlier of (i) the termination date of the merger agreement and (ii) the cutover date, which is anticipated to be on or shortly after the closing date of the merger.

The services will consist of preparatory work necessary to implement an effective cutover plan such that Frontier receives the information and data regarding the business of Verizon West Virginia Inc. necessary to accomplish a transition at the closing of the merger from Verizon’s systems and procedures to Frontier’s systems and procedures for Verizon’s local exchange business in West Virginia and establish certain interfaces with Frontier’s systems.

The cutover plan support agreement requires Frontier and the supplier to establish, and they have established, a planning committee consisting of representatives of both Frontier and the supplier to discuss, plan and organize a process to facilitate the independent operation of Verizon’s local exchange business in West Virginia by the combined company upon the closing of the merger.

Frontier will not pay the supplier any fees for its services other than $150 per hour for the services of subject matter experts provided by the supplier, at Frontier’s request, to answer questions relating to systems and operations that are not related to the cutover plan or specific to Verizon’s methods and manner of conducting Verizon’s local exchange business in West Virginia, plus the reasonable out-of-pocket travel related costs and expenses incurred by the supplier in connection with such services.

Neither party will be liable to the other party for any indirect, special, consequential, punitive or exemplary damages. The supplier will not be liable to Frontier for any claim or any damages of any kind or nature other than claims arising out of or resulting from the supplier’s willful misconduct in performing the supplier’s obligations under the cutover plan support agreement.

Intellectual Property Agreements

Verizon and Spinco have agreed to enter into agreements as of the closing of the spin-off relating to intellectual property containing substantially the following terms:

The Intellectual Property Agreement

Assignments. Pursuant to the intellectual property agreement, Spinco and its subsidiaries, subject to previously granted licenses, will assign to Verizon all (i) statutory intellectual property (e.g., U.S. patents and patent applications, copyrights, works of authorship, trademarks, trade names, service marks and domain names, together with all goodwill associated therewith, all applications or registrations, as applicable, for any of the foregoing, and any rights or licenses in the foregoing) and (ii) “soft” intellectual property (e.g., unpatented inventions, trade secrets, know how and other proprietary information), together with any rights or licenses thereto, but excluding customer listing data and the copyrights therein, in each case to the extent owned by Spinco or its subsidiaries prior to closing.

Subject to any previously granted licenses, Verizon, at closing, will convey to the combined company (i) an undivided joint ownership of all non-technical, non-public information included in the “soft” intellectual property owned by Verizon as of the closing after giving effect to the assignment in the preceding paragraph and used in the Spinco business at any time during the twelve-months prior to the closing date, but excluding the customer listing data; and (ii) all right, title and interest of Verizon in all customer data and personnel information of Verizon or its affiliates who are in the employ of Verizon immediately prior to the closing, and in the employ of Spinco after the closing. The customer data consists of all customer information obtained in connection with the Spinco business related to providing products and services to customers in the Spinco territory, including, among other things, names, customer addresses, accounts and transaction data. Verizon will have no restrictions on the use or disclosure of any such customer data to the extent it is already in the possession of Verizon or any of its U.S. affiliates but was collected or used other than in connection with the Spinco business.

License Grants. After giving effect to the assignments described in the above section, Spinco will grant to Verizon and its affiliates a personal, royalty-free, fully paid-up, irrevocable, non-exclusive, perpetual and worldwide license to use, publish and create derivative works of the Spinco customer listing data, and to provide directory products or services without in any way accounting to the combined company, Spinco or their respective affiliates.

After giving effect to the assignments described in the above section, Verizon will grant to the combined company and its subsidiaries a personal, non-exclusive, royalty free, fully paid up, irrevocable (except if terminated) and non-transferable (except as otherwise permitted) license under the licensed intellectual property, which includes (1) the “soft” intellectual property (but excluding (i) non-technical, non-public information owned by Verizon as of the closing and used in the Spinco business at any time during the twelve-months prior to the closing, (ii) Spinco customer listing data and (iii) Verizon proprietary software), and (2) all U.S. patents and patent applications, copyrights, works of authorship, and all applications or registrations, as applicable, for any of the foregoing that, in each case, is used in the Spinco business at any time during the period commencing twelve-months prior to the closing and is owned by Verizon as of the closing, solely for use in connection with the Spinco business (as conducted during the twelve-month period immediately preceding the closing date in the Spinco territory, as reflected in the products and services offered by Spinco in the Spinco territory during such twelve-month period) conducted by the combined company or its subsidiaries in the Spinco territory. The licensed intellectual property excludes: (a) patents and patent applications claiming a filing date after the closing date, (b) copyrights in material created after the filing date, (c) all trademarks and domain names (other than a limited phase-out license), (d) Verizon proprietary software (which is licensed pursuant to a separate agreement), (e) all other intellectual property owned by Verizon, (f) all third-party intellectual property and (g) all Verizon intellectual property related to FiOS products and services (which are licensed under a separate agreement with similar terms and conditions). The license does not include the right to (i) use the licensed intellectual property outside of the Spinco territory (other than by third-party service providers in support of the Spinco business in the Spinco territory in the licensed field of use), (ii) disclose the licensed intellectual property to any person (other than third-party service providers), (iii) grant sublicenses to any person, (iv) assign the license other than to permitted successors and assigns or (v) use the licensed intellectual property for any modifications, improvements, enhancements, additions or derivations of the Spinco business after the closing date that are outside of the licensed field of use.

Verizon also agrees not to sue Spinco and its subsidiaries for (i) modifications and improvements to products and services that are used in the Spinco business by Spinco and its subsidiaries in the Spinco territory that are a reasonably foreseeable expansion of the Spinco business, as reflected by the products and services offered by Spinco as of the closing date, and throughout the term of the agreement, and (ii) products and services in the Spinco business that are bundled with the products and services identified in (i), provided that, in each case, the covenant not to sue excludes any products and services that are wireless or wireless access products or services, VoIP products, products or services based on the Long Term Evolution technology (Cellco’s next generation network access technology), long-haul or backbone products or services or their terminations.

Verizon will grant to the combined company and its subsidiaries a limited right, for a phase-out period not to exceed 120 days following the closing, to use those Verizon marks used in the Spinco business as of the closing date solely for conducting the Spinco business in the Spinco territory. During the phase-out period, the combined company is required to replace, remove or cover over the licensed Verizon marks affixed to Spinco assets no later than 120 days following the closing date, provided that the combined company will have (i) six months to remove the licensed Verizon marks from signs and motor vehicles and (ii) nine months to remove the licensed Verizon marks from tools, equipment or written materials that are used solely for internal purposes and are not visible by the public. In addition, for up to 120 days following the closing date the combined company may use the licensed Verizon marks in a non-trademark manner for purposes of conveying to customers or the general public of the change in ownership and that the name of business has changed. Beginning on the closing date, as soon as practicable following discovery of any use, the combined company, Spinco and its subsidiaries must destroy or deliver to Verizon all items carrying the licensed Verizon marks that have no continuing use in the operation of the Spinco business to the extent that the use of such items could reasonably be construed to create a legal obligation on behalf of Verizon. The combined company, Spinco and its subsidiaries, acknowledging Verizon’s exclusive rights in the Verizon marks, agree not to contest Verizon’s ownership in, or the validity of, the Verizon marks. The combined company, Spinco and its subsidiaries agree to cooperate reasonably with Verizon in the procurement of any registration of the Verizon marks, including providing evidence of use of such marks.

The combined company, on behalf of itself, Spinco and Spinco’s subsidiaries, agrees that the use of the Verizon marks will be in accordance with the license and in conformity with applicable law and will not reflect adversely upon the good name of Verizon, that the operation of the Spinco business will be of a high standard and skill that is at least commensurate with the standard of the Spinco business immediately prior to the closing, and that Verizon has the right to control the nature and quality of the goods and services rendered by the combined company, Spinco and its subsidiaries in connection with the Verizon marks. The combined company acknowledges that its failure to cease use of the Verizon marks as required by the agreement, or improper use of the Verizon marks, will result in immediate and irreparable harm to Verizon, for which there is no adequate remedy at law, and that in the event of such failure to cease use of the Verizon marks, Verizon will be entitled to immediate equitable relief.

For any customers of the Spinco business who, as of the closing date, have e-mail addresses pursuant to the products or services provided to such customers by the Spinco business that contain a Verizon mark in the e-mail address, Verizon shall redirect e-mail traffic to such customers to e-mail servers operated by the combined company for a period of ninety days, such that the combined company may establish new e-mail addresses for such customers.

Indemnification and Limitation of Liability. The combined company, Spinco and the Spinco subsidiaries will jointly and severally indemnify, defend and hold harmless Verizon from all losses, damages and judgments in connection with third-party claims arising directly or indirectly from the use by the Spinco business of the Verizon marks after the closing.

Verizon is not required to secure or maintain in force any licensed intellectual property, and does not provide any representations or warranties as to (i) the validity or scope of the licensed intellectual property or (ii) that the use of licensed intellectual property or the provision of products and services by the combined company will be free from infringement of the intellectual property of a third party.

Neither party will be liable to the other for any indirect damages, including lost profits, or other special, incidental or consequential damages.

The Software License Agreement

License Grant. Pursuant to the software license agreement proposed to be entered into among Verizon Information Technologies LLC, an affiliate of Verizon, Spinco and the combined company, referred to as the licensee, and Verizon will grant, and cause its affiliates to grant, to the combined company and its subsidiaries a royalty-free, restricted, non-transferable, and non-exclusive, internal use only license to:

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use certain Verizon proprietary software in the Spinco territory in support of the Spinco business, (a) as it has been conducted in the Spinco territory during the twelve-month period immediately prior to closing, as reflected in the products and services offered by Spinco in the Spinco territory during such twelve-month period, and existing as of the closing; and (b) the Spinco business as conducted by the licensee in the Spinco territory from and after the closing, as reflected in any other products or services, but only to the extent such other products and services are compatible with the licensed software, and specifically excluding products and services that include, relate to, or rely upon the transmission of any digital data over an optical fiber network to the customer’s premises to provide audio, video, or data services, including all products and services offered by Verizon under the FiOS brand. The licensed software includes (i) object code versions of the Verizon proprietary software that supports and enables the products, functions and services of the Spinco business during the twelve-month period immediately prior to closing, (ii) updates to such licensed software (if any) in the form they exist within Verizon during the term of the software license agreement (including supporting information), (iii) software modifications made to any third party software by or for Verizon, and (iv) documentation (which, for object code, will be the then current user manuals and other user documentation provided to other users of the licensed software; for any source code, then current documents in existence within Verizon that are reasonably necessary to maintain and modify such licensed software; and for third party software, then current user manuals and other related documentation that Verizon has received from such third party that Verizon has the right to transfer) and updates to the foregoing;

•	install updates to the licensed software provided by Verizon to the licensee; and

•	copy the licensed software for internal use in the Spinco business as conducted by the licensee.

Verizon will deliver the licensed software to the combined company on a date to be agreed upon by the parties.

License Exclusions. The license granted by Verizon to the combined company excludes:

•	the right to use any third-party intellectual property, even if included in or required for the use of the licensed software;

•	unless otherwise indicated, the right to obtain or use source code;

•	the right to create any modifications or derivative works from the licensed software;

•	the right to use the licensed software outside of the Spinco territory or outside the scope of the license granted;

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the right to use the licensed software to provide data processing services to a third party or, unless otherwise indicated, to interconnect with facilities based voice or data telecommunications services of a third party;

•	the right to use, access or transport the licensed software outside the United States; and

•	a license to any Verizon FiOS related software, which license is the subject of a separate FiOS software license agreement proposed to be entered between the parties.

Restrictions on the License Granted. Unless otherwise provided by the software license agreement, the licensee will have no right to:

•	grant sublicenses to the licensed software, or any portion thereof, other than to its subsidiaries and service providers for the purpose of providing services to the combined company;

•	market, disclose, distribute, rent, lease, loan, encumber or otherwise transfer copies of the licensed software, or any portion thereof, to any third party; or

•	grant any security interests, or otherwise encumber the licensed software.

The licensee may disclose or otherwise make available the licensed software to any third-party service provider providing services to the licensee, provided that, prior to any such disclosure or transfer, the licensee: has provided written notice to Verizon, obtained such third-party service provider’s agreement to a confidentiality obligation that is no less restrictive than the terms set forth in the agreement and to the transfer and ownership restrictions set forth therein, and ensured that the third-party service provider is not in the business of providing facilities-based voice or data telecommunications services to any third party. Any breach of the terms of the software license agreement by the third party service provider will be deemed to be a breach by the licensee.

Verizon will own the licensed software, and all improvements thereto, including improvements made by or for the licensee, which improvements the licensee will assign to Verizon.

Maintenance and Other Support. During the maintenance term (which will start on the closing date of the merger and end on the fifth anniversary thereof, unless earlier terminated), Verizon will offer to provide training services to the combined company, at a date and time mutually agreed upon by the parties, at an agreed rate per hour.

Subject to the payment of an annual maintenance fee of $94 million, Verizon will provide maintenance services to the licensee during the maintenance term. At any time after six months after the closing, the licensee, upon six months’ written notice, may terminate all or a portion of such maintenance services. If a portion of such services are terminated, the annual maintenance fee will be reduced by an appropriate amount, unless Verizon can reasonably demonstrate that the cost of providing maintenance services will not be reduced, in which case the parties will discuss any adjustment to the annual maintenance fee. Beginning on the third anniversary of the closing, Verizon may, upon twelve-months’ written notice, inform the licensee that it intends to terminate maintenance services. Further, upon six months’ prior written notice, Verizon may notify the combined company that it will no longer provide maintenance services for a portion of the licensed software. Should Verizon (a) terminate the provision of maintenance services for all or a portion of the licensed software during the maintenance term, (b) terminate the software license agreement with respect to a portion of the licensed software, or (c) otherwise stop supporting a portion of the licensed software, Verizon will provide to the licensee the source code for such portion of the licensed software at no charge. Maintenance services do not include the service of hardware, hardware platforms, or any third-party intellectual property, all of which will be obtained by the licensee at its own expense.

The licensee agrees to install all upgrades to the licensed software as may be provided by Verizon, and Verizon will have no obligation to provide maintenance services for the licensed software for which the licensee has failed to install such upgrades, until such upgrades have been installed. If failure to install an upgrade increases the cost or time required to provide maintenance services for any licensed software, the combined company will pay Verizon for such increased cost or time, at a mutually agreed rate per hour.

Upon the expiration of the software license agreement, the parties will negotiate in good faith the terms and conditions for the license of source code for those portions of the licensed software licensed to the licensee immediately prior to the expiration of the agreement. Additionally, if Verizon (i) fails or refuses to provide software modifications reasonably requested by the licensee that are consistent with the architecture and direction of the licensed software and do not materially affect the interoperability of the licensed software with other software, (ii) fails or refuses to make software modifications reasonably requested by the combined company, or (iii) makes a general assignment for the benefit of its creditors or files for voluntary bankruptcy under any Chapter of Title 11 of the United States Code, other than a reorganization where Verizon assumes the agreement, Verizon will provide the source code for such portion of the licensed software to the licensee at no charge, provided that the licensee is not in material breach of the software license agreement.

FiOS Agreements

Verizon and Spinco have agreed to enter into a FiOS intellectual property agreement having terms similar to the intellectual property agreement with respect to intellectual property relating to Verizon’s FiOS video operations. In addition, the FiOS intellectual property agreement includes a trademark license which would grant the combined company a license to use certain trademarks used by Verizon in the offering of FiOS video services in Indiana, Oregon, and Washington.

Verizon and Spinco have also agreed to enter into a FiOS software license agreement on terms similar to the software license agreement, except that the combined company will have no obligation to pay any maintenance fees for the maintenance of the FiOS software licensed to Spinco.

Ancillary Agreements

Verizon and Frontier intend to cause their respective affiliates to enter into an agreement with respect to video transport service. Pursuant to this agreement, Verizon, subject to obtaining necessary rights from vendors of programming content, will transport certain video programming content purchased from third parties to Frontier’s video hub offices for distribution to subscribers in Indiana, Oregon and Washington.

Verizon and Frontier will cause their respective affiliates to enter into an agreement with respect to back office support services. Pursuant to this agreement, Frontier will provide certain ordering, billing and repair services to support Verizon’s continuing provision of telecommunications services to enterprise customer accounts in the Spinco territory which were retained by Verizon.

DESCRIPTION OF THE BUSINESS OF THE COMBINED COMPANY

General

After completion of the merger, the combined company is expected to be the nation’s largest communications services provider focused on rural areas and small and medium-sized towns and cities, and the nation’s fifth largest incumbent local exchange carrier, with more than 7,000,000 access lines, 8,600,000 voice and broadband connections and 16,000 employees in 27 states on a pro forma basis as of December 31, 2008. The combined company will offer voice, data and video services to customers in its expanded geographic footprint. Assuming the merger had occurred on January 1, 2008, the combined company’s revenues on a pro forma basis would have been approximately $6.5 billion for the year ended December 31, 2008, and approximately $3.1 billion for the six months ended June 30, 2009.

Competitive Strengths

Frontier believes that, following the merger, the combined company will be distinguished by the following competitive strengths:

Enhanced scale and scope. The increased scale and scope of the combined company will allow Frontier to leverage its common support functions and systems (such as corporate administrative functions and information technology and network systems) to achieve both operating expense and capital expenditure synergies. Frontier currently anticipates that, by 2013, the combined company’s annualized cost synergies will reach approximately $500 million, which represents approximately 21% of the cash operating expenses of Verizon’s Separate Telephone Operations in 2008.

Broader footprint and greater revenue opportunities. Although Frontier currently operates in 11 of the 14 states in which the Spinco business operates, the existing incumbent local exchange footprints of the businesses do not overlap. In addition, the customers of the Spinco business generally have a profile similar in characteristics such as age, income and property ownership to Frontier’s existing customers. The combined company therefore will have a broader operating footprint that will provide greater revenue opportunities through the expansion of Frontier’s existing operating strategies into the Spinco territory, as well as through greater broadband penetration and new product and services offerings (such as bundled service packages) in the Spinco territory.

Strong financial profile with lower leverage. The combined company would have had 2008 pro forma revenue of approximately $6.5 billion, compared to revenue of approximately $2.2 billion for Frontier on a stand-alone basis in the year ended December 31, 2008. Taking into account the significant decrease in the combined company’s leverage and the combined company’s anticipated decrease in the annual dividend to $0.75 per share of common stock, the combined company is expected to have a strengthened financial profile, with a more sustainable dividend payout ratio and the ability to achieve an investment grade credit rating within a reasonable period of time following the merger.

Experienced management team with proven track record. The combined company will be managed by Frontier’s current senior management team with a proven track record of successful business integration, as demonstrated by its integration of the former GTE properties and former Rochester Telephone, Commonwealth and GVN businesses into Frontier, as well as its consolidation of five billing systems covering 1.7 million access lines into a single system over the past five years.

Strategy

Following the merger, Frontier expects that the key elements of the combined company’s strategy will be to:

Expand broadband footprint. The combined company will concentrate on broadband as a core component of its service offering and growth. As of June 30, 2009, approximately 92% of Frontier’s current customer base had access to Frontier’s broadband or other high-speed data products, whereas only 62.5% of the customers of the Spinco business had access to Verizon’s broadband or other high-speed data products. Frontier plans to focus its capital expenditures on the expansion of broadband availability in the Spinco markets and views this expansion as an opportunity to satisfy customer needs and expectations, retain a greater number of customers and increase average revenue per customer.

Increase revenue per customer. The combined company will leverage the successful sales and marketing practices that Frontier currently employs throughout its markets, including the sale of voice, data and video services as bundled packages and the use of promotions and incentives, including gifts such as personal computers, digital cameras and gift cards, to drive market share. Frontier believes these marketing strategies will present a significant opportunity to increase revenue per access line as well as strengthen customer relationships and improve customer retention. The combined company will tailor its services to the needs of its residential and business customers in the markets it serves and continually evaluate the introduction of new and complementary products and services. Frontier expects the combined company, over time, to increase broadband availability to the current Spinco customer base and, through innovative packages and promotions, improve subscription rates for broadband services in the Spinco territory. The combined company may also develop broadband video services in certain parts of the combined company’s territories and incorporate these services into its offerings, while at the same time continue to offer satellite video products. Frontier expects that, as the combined company strives to provide its customers with a diverse range of communications services, it will consider entering into and enhancing partnerships for other services that Frontier or the Spinco business does not currently provide in its markets. In addition, Frontier has implemented and will continue to implement several growth initiatives that will affect the combined company, including efforts to increase Frontier’s marketing expenditures and launching new products and services with a focus on areas that are growing or demonstrate meaningful demand, such as wireline and wireless HSI, satellite video products and the “Frontier Peace of Mind” computer technical support. The combined company will also focus on providing a number of different service offerings, including unlimited long distance minutes, bundles of long distance minutes, wireless data and Internet portal advertising.

Enhance customer loyalty through local engagement. The combined company will continue Frontier’s existing strategy of engaging the markets at the local level to ensure that it has a customer-driven sales and service focus, including differentiating the service offerings and bundled packages to customers in different markets to ensure that customers are satisfied based on their specific needs. Local markets of the combined company will be operated by local managers with responsibility for the customer experience, as well as the financial results, in those markets. The combined company will also continue the current community involvement practices of Frontier and the Spinco business to create a competitive advantage through long-term customer loyalty. The combined company will be committed to providing best-in-class service throughout its markets and, by doing so, expects to maximize retention of its customers and gain new customers.

Ensure integration of the Spinco business. Pursuant to the merger agreement and the other transaction agreements, Frontier expects the Spinco business (other than with respect to West Virginia) will continue to operate with its existing single platform on an independent basis immediately following the merger, and the Spinco business with respect to West Virginia will be integrated into Frontier’s existing systems contemporaneously with the closing of the merger. The main integration effort required for the combined company to operate the Spinco business immediately following the merger will therefore be completed prior to the closing of the merger, freeing up the resources of the combined company to implement further consolidation strategies to achieve cost savings.

Increase operating efficiencies and realize cost savings. Frontier estimates that, by 2013, the combined company’s annualized cost savings will reach approximately $500 million by leveraging the scalability of Frontier’s existing corporate administrative functions and information technology and network systems to cover certain existing Spinco business functions (including certain functions formerly provided by Verizon, or other third-party service providers, to the Spinco business). The realization of these annualized cost savings is expected to be achieved during the first two and a half years after the closing of the merger as the Spinco business’s network and information technology systems and processes are fully integrated with those of Frontier. However, there can be no assurance that these or any other cost savings will actually be realized.

Growth through selective acquisitions. Following the closing of the merger, Frontier expects that the combined company will evaluate and pursue select strategic acquisitions that would enhance revenues and cash flows, although for two years following the closing of the merger the combined company may not enter into any agreement, understanding or arrangement with respect to any transaction involving the acquisition, issuance, repurchase, or change of ownership of the combined company’s capital stock. Frontier expects that the combined company will continue to adhere to Frontier’s traditional selective criteria in its acquisition analysis.

Services

The combined company will offer a broad portfolio of high-quality communications services for residential and business customers in each of the markets in which Frontier and the Spinco business currently operate. These include services traditionally associated with local telephone companies, as well as other services such as long distance, Internet access and broadband-enabled services as well as video services. Based on its understanding of local customers’ needs, the combined company will offer bundled service packages designed to simplify customer purchasing decisions as well as to provide pricing discounts. The combined company will also offer incentives and promotions such as gifts to influence customers to purchase or retain certain services. Customer retention will also be enhanced by offering one-, two- and three- year price protection plans where customers commit to a term in exchange for predictable pricing or other incentives and promotions. The combined company will be staffed locally with skilled technicians and supervisory personnel, which will enable it to provide efficiently and reliably an array of communications services to meet its customers’ needs. Local markets of the combined company will be operated by local managers with responsibility for the customer experience, as well as the financial results, in those markets.

Generation of Revenue

The combined company will primarily generate revenue through the provision of basic local telephone wireline services to residential and business customers in its service areas; network access to interexchange carriers for origination and termination of long distance voice and data traffic; long distance services; data and Internet services; directory listing and advertising; sales of third-party and owned video services; and wireless data services.

Local services. The combined company will provide basic telephone wireline services to residential and business customers in its service areas. The combined company’s service areas will be largely residential and generally less densely populated than the primary service areas of the largest incumbent local exchange carriers. The combined company will also provide enhanced services to its customers by offering a number of calling features, including call forwarding, conference calling, caller identification, voicemail and call waiting. All of these local services will be billed monthly in advance. The unearned portion of this revenue will be initially deferred as a component of other liabilities on the combined company’s balance sheet and recognized as revenue over the period that the services are provided. The combined company will also offer packages of communications services. These packages permit customers to bundle their basic telephone line service with their choice of enhanced, long distance, video and Internet services for a monthly fee or usage fee, depending on the plan. The combined company intends to seek to increase the penetration of those enhanced and other services described above. Frontier believes that increased sales of such services will produce revenues with higher operating margins due to the relatively low marginal operating costs necessary to offer such services. Frontier believes that its ability to integrate these services with other services will provide the combined company with the opportunity to capture an increased percentage of its customers’ communications expenditures.

Data and Internet services. The combined company will offer data services, including Internet access (via high-speed or dial-up Internet access), frame relay, Metro ethernet and ATM switching services. The combined company will offer other data transmission services to other carriers and high-volume commercial customers with dedicated high-capacity circuits. Such services are generally offered on a contract basis and the service is billed on a fixed monthly recurring charge basis. Data and Internet services are typically billed monthly in advance. The unearned portion of these fees will be initially deferred as a component of other liabilities on the combined company’s balance sheet and recognized as revenue over the period that the services are provided.

Access services. Switched access services allow other carriers to use the combined company’s facilities to originate and terminate their long distance voice and data traffic. These services are generally offered on a month-to-month basis and the service is generally billed on a minutes-of-use basis. Access charges are based on access rates filed with the FCC for interstate services and with the respective state regulatory agency for intrastate services. In addition, subsidies received from state and the USF based on the high cost of providing telephone service to certain rural areas will be a part of the combined company’s access services revenues. Revenue is recognized when services are provided to customers or when products are delivered to customers. Monthly recurring access service fees will be billed in advance. The unearned portion of this revenue will be initially deferred as a component of other liabilities on the combined company’s balance sheet and recognized as revenue over the period that the services are provided.

Long distance services. The combined company will offer long distance services to customers in its territories. Frontier believes that many customers prefer the convenience of obtaining their long distance service through their local telephone company and receiving a single bill. Long distance network service to and from points outside of the combined company’s operating territories will be provided by interconnection with the facilities of interexchange carriers. The combined company’s long distance services will be billed either on an unlimited or fixed number of minutes basis in advance or on a per minute-of-use basis in arrears. The earned but unbilled portion of these fees will be recognized as revenue and accrued in accounts receivable in the period that the services are provided.

Directory services. Directory services involves the provision of white and yellow page directories for residential and business listings. The combined company will provide this service through third-party contractors. In most of the combined company’s markets that were Frontier’s markets prior to the merger, the third-party contractors will be paid a percentage of revenues from the sale of advertising in these directories. In the remaining markets that were Frontier’s markets prior to the merger, the combined company will receive a flat fee from the contractors. In the Spinco territory, the directory services are expected to be provided through a third-party contractor, but the combined company will not receive any fees for listing or advertising. The combined company’s directory service will also include “Frontier Pages,” an Internet-based directory service which generates advertising revenues.

Other services. Other services that Frontier expects the combined company to provide include:

Video services. The combined company will continue to offer a video product under an agency relationship with DISH Network in the areas in which Frontier currently operates and will also seek to offer a satellite video product in the Spinco territory under an agency relationship. In each case the combined company will bill the customer for the monthly services and remit those billings to the satellite video provider without recognizing any revenue. The combined company will in turn receive from the satellite video provider and recognize as revenue activation fees, other residual fees and nominal management, billing and collection fees. Additionally, the combined company will continue to offer broadband video services that are similar to FiOS in the states of Indiana, Oregon and Washington.

Wireless services. The combined company will offer wireless data services in select markets. The combined company’s wireless data services will utilize technologies that are relatively new, and the combined company will depend to some degree on the representations of equipment vendors, lab testing and the experiences of others who have been successful at deploying these new technologies. Revenue will be recognized when services are provided to customers. Long-term contracts will be billed in advance on an annual or semi-annual basis. End-user subscribers will be billed in advance on a monthly recurring basis and colleges, universities and businesses will be billed on a monthly recurring basis for a fixed number of users. The unearned portion of this revenue will be initially deferred as a component of other liabilities on the combined company’s balance sheet and later recognized as revenue over the period that the services are provided. Hourly, daily and weekly casual end-users are billed by credit card at the time of use.

Service Areas

Following the merger, the combined company will serve approximately 24 homes per square mile. Based on the number of access lines operated by Frontier and the Spinco business as of December 31, 2008, approximately 65% of the combined company’s access lines would have been residential, 33% business and 2% wholesale.

The following table sets forth the combined number of access lines in the states in which Frontier and the Spinco business operated as of December 31, 2008.

State	Access Lines of Frontier	Access Lines of the Spinco Business	Access Lines of the Combined Company	Percentage of Access Lines of the Combined Company
West Virginia	143,982	617,036	761,018	10.8%
Indiana	4,647	718,251	722,898	10.2
New York	683,880	—	683,880	9.7
Illinois	97,461	573,321	670,782	9.5
Ohio	552	634,153	634,705	9.0
Washington	—	578,506	578,506	8.2
Michigan	19,102	507,462	526,564	7.5
Pennsylvania	427,489	—	427,489	6.1
Wisconsin	62,007	281,350	343,357	4.9
Oregon	12,626	309,904	322,530	4.6
North Carolina	—	263,479	263,479	3.7
Minnesota	210,983	—	210,983	3.0
California	143,871	24,205	168,076	2.4
Arizona	145,241	6,297	151,538	2.2
Idaho	20,035	113,002	133,037	1.9
South Carolina	—	127,718	127,718	1.8
Other States (1)	282,457	35,989	318,446	4.5

Total:	2,254,333	4,790,673	7,045,006	100.0

(1)	Includes Tennessee, Nevada, Iowa, Nebraska, Alabama, Utah, Georgia, New Mexico, Montana, Mississippi and Florida.

Sales and Marketing

The combined company will focus on service to local communities, utilizing Frontier’s local leadership model in the execution of sales, marketing and service initiatives. The combined company will also maintain Frontier’s traditional focus on individual customers. Frontier plans for the combined company to invest in infrastructure improvements and enhancements each year, recognizing that the economic livelihood of the communities it serves will affect opportunities to grow the business. The combined company will therefore have a vested interest in the economic development of the communities it serves.

The combined company will seek to differentiate itself from its competitors by providing an attractive range of services and a superior level of service to each of its customers, supported by local sales and service representatives, technicians and supervisory personnel. Local market operations of the combined company will be managed by local leadership with responsibility for the customer experience, as well as the financial results, in those markets. The combined company will offer competitively priced bundled services across voice, data and video products and other incentives and promotions (such as gifts) to further enhance its market position.

As the combined company strives to provide its customers with a diverse range of communications services, it will also consider entering into and enhancing partnerships for other services that it does not currently provide through its own network. Frontier has implemented and will continue to implement several growth initiatives that will benefit the combined company, including the launch of new products and services with a focus on areas that are growing or demonstrate meaningful demand. Some of those areas in which Frontier has already launched products and services include unlimited long distance minutes, wireline and wireless HSI, satellite video products, “Frontier Peace of Mind” computer technical support, Internet-based directory services and Internet portal advertising. The combined company will continue to focus on growing those products and services and to offer new ones that would be attractive to its customers.

Network Architecture and Technology

The combined company’s local exchange carrier networks will consist of central office hosts and remote sites, primarily equipped with digital switches. The outside plant will consist of transport and distribution delivery networks connecting the combined company’s host central office with remote central offices and ultimately with its customers. The combined company will own fiber optic and copper cable, which have been deployed in Frontier’s and the Spinco business’s networks and will be the primary transport technologies between the combined company’s host and remote central offices and interconnection points with other incumbent carriers.

The combined company’s fiber optic and copper transport system will be capable of supporting increasing customer demand for high bandwidth transport services. This system supports advanced services including ATM, Frame Relay, VoIP, Ethernet, and Internet Protocol Transport, facilitating delivery of advanced services as demand warrants.

As of June 30, 2009, approximately 92% of Frontier’s customer base had access to Frontier’s broadband or other high-speed data products. As of June 30, 2009, approximately 62.5% of the customer base of the Spinco business had access to Verizon’s broadband or other high-speed data products.

Rapid and significant changes in technology are expected in the communications industry. The combined company’s success will depend, in part, on its ability to anticipate and adapt to technological changes. Frontier believes that its network architecture will enable the combined company to respond to these technological changes efficiently. In addition, Frontier expects the combined company to improve profitability by reducing costs through the sharing of best practices across operations, centralization or standardization of functions and processes, and deployment of technologies and systems that provide for greater efficiencies and profitability.

Competition

Competition in the communications industry is intense and increasing. Frontier expects that the combined company will experience competition from many communications providers with a full array of products and services. Those providers include cable operators offering VoIP products, wireless carriers, long distance providers, competitive local exchange carriers, Internet providers and other wireline carriers. Frontier also believes that competition will continue to intensify in the remainder of 2009 and beyond and may result in reduced revenues for Frontier and the Spinco business. Both Frontier’s business and the Spinco business experienced erosion in access lines and switched access minutes in 2008 and the first half of 2009 primarily as a result of competition and business downsizing, as well as reductions in revenue.

The recent severe contraction in the global financial markets and ongoing recession may affect consumer behavior to reduce household expenditures by not purchasing the combined company’s services and/or by discontinuing existing services of Frontier or the Spinco business. These trends are likely to continue and may result in a challenging revenue environment. These factors could also result in increased delinquencies and bankruptcies and, therefore, affect the combined company’s ability to collect money owed to it by residential and business customers.

The combined company will employ a number of strategies to combat the competitive pressures and changes to consumer behavior noted above. Such strategies will focus in the following areas: customer retention, upgrading and up-selling services to the existing customer base of Frontier and the Spinco business, new customer growth, win backs of former customers, new product deployment, and operating expense reductions.

The combined company will aim to achieve its customer retention goals by bundling services around the local access line and providing exemplary customer service. Bundled services include HSI, unlimited long distance calling, enhanced telephone features and video offerings. The combined company will tailor these services to the needs of its residential and business customers in the markets it serves and continually evaluate the introduction of new and complementary products and services, which can also be purchased separately. Customer retention will also be enhanced by offering one-, two- and three-year price protection plans where customers commit to a term in exchange for predictable pricing or promotional offers. Additionally, the combined company will focus on enhancing the customer experience and providing exceptional customer service to differentiate itself from the competition. Frontier has previously expanded its customer service hours, shortened the scheduling windows for in-home appointments and implemented call reminders and follow-up calls for service appointments. In addition, local markets of the combined company will be operated by local managers with responsibility for the customer experience, as well as the financial results, in those markets.

The combined company will utilize targeted and innovative promotions to attract new customers, including those moving into the combined company’s territory, win back former customers, upgrade and up-sell existing customers on a variety of service offerings including HSI, video, and enhanced long distance and feature packages in order to maximize the average revenue per access line (wallet share) paid to the combined company. Depending upon market and economic conditions, the combined company may offer such promotions to drive sales and may offer additional promotions in the future.

Lastly, the combined company will focus on a number of different service offerings, including unlimited long distance minutes, bundles of long distance minutes, wireless data, Internet portal advertising and the “Frontier Peace of Mind” product suite. This last category is a suite of products aimed at managing the total communications and personal computing experience for customers. The “Frontier Peace of Mind” product and services are designed to provide value and simplicity to meet customers’ ever-changing needs. The “Frontier Peace of Mind” product suite includes services such as an in-home, full installation of the combined company’s high-speed product, two hour appointment windows for the installation, hard drive back-up services, enhanced help desk PC support and inside wire maintenance. The combined company will offer a portion of the “Frontier Peace of Mind” services, including hard drive back-up services and enhanced help desk PC support, both to its customers and to other users inside and outside of the combined company’s service territories.

Although Frontier is optimistic about the opportunities provided by each of these initiatives, it can provide no assurance about their long term profitability or impact on revenue.

Frontier believes that the combination of offering multiple products and services to customers pursuant to price protection programs, billing customers on a single bill, providing superior customer service, and being active in local communities will increase customer loyalty for the combined company, and will help generate new, and retain existing, customer revenue.

Employees

Had the merger been completed on December 31, 2008, Frontier estimates that the combined company would have had approximately 16,000 employees, of whom an estimated 70% would have been represented by a labor union and whose employment therefore would have been subject to a collective bargaining agreement. Frontier believes labor relations with its employees have historically been good.

Properties

Frontier currently owns or leases from third parties, and the Spinco business, immediately prior to the spin-off, will own or lease from third parties, all of the properties material to their respective businesses. The headquarters of the combined company will be located in leased premises at 3 High Ridge Park, Stamford, Connecticut, which currently serves as the headquarters of Frontier. Frontier believes that the combined company’s properties will be suitable and adequate for the business conducted therein and will have sufficient capacity for their intended purposes.

Intellectual Property

Frontier believes the combined company will have the trademarks, trade names and intellectual property licenses that are necessary for the operation of its business as it currently is expected to be conducted after the merger.

Regulatory Environment

The following summary does not describe all present and proposed federal, state and local legislation and regulations affecting the communications industry. Some legislation and regulations are or could in the future be the subject of judicial proceedings, legislative hearings and administrative proposals which could change the manner in which this industry operates. Neither the outcome of any of these developments, nor their potential impact on the combined company, can be predicted at this time. Regulation can change rapidly in the communications industry, and such changes may have an adverse effect on the combined company in the future.

The merger of Frontier and Spinco will affect the regulatory operations and risks of Frontier in several specific ways:

•

The closing of the merger is subject to certain state and federal regulatory approvals. Frontier and Verizon may be delayed in or unable to obtain the necessary approvals, which could delay or prevent the consummation of the merger.

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Most of Frontier and some parts of Spinco business have previously operated under different statutory classifications that can affect their obligations to interconnect with competing carriers and, under current FCC rules, also affect the computation of USF funds. All of Frontier’s current incumbent local exchange carrier operations other than Rochester Telephone are defined as “rural telephone companies” under Section 3(37) of the Communications Act, while at least some of the current operations of the Spinco business are non-rural telephone companies. Irrespective of whether they are statutorily classified as rural telephone companies, none of the current operations of the Spinco business have reduced obligations to interconnect with competing carriers because of their status as rural telephone companies.

•

Prior to the transaction, Frontier served fewer than 2% of the wireline subscriber lines in aggregate nationwide, which permitted Frontier to have reduced regulatory obligations. Following the transaction, the combined company will serve more than 2% of the wireline subscriber lines in aggregate nationwide, which will mean that Frontier is no longer eligible for those reduced obligations.

The combined company’s regulated communications services will continue to be subject to extensive federal, state and local regulation. The combined company will hold various regulatory authorizations for its current service offerings. At the federal level, the FCC generally exercises jurisdiction over all facilities and services of communications common carriers, such as the combined company, to the extent those facilities are used to provide, originate, or terminate interstate or international communications. State regulatory commissions generally exercise jurisdiction over common carriers’ facilities and services to the extent those facilities are used to provide, originate or terminate intrastate communications. In addition, pursuant to the Telecommunications Act of 1996, referred to as the Telecommunications Act, state and federal regulatory agencies share responsibility for implementing and enforcing the domestic pro-competitive policies introduced by that legislation. In particular, state regulatory agencies have substantial oversight over the provision by incumbent telephone companies of interconnection and non-discriminatory network access to competitive communications providers. Local governments often regulate the public rights-of-way necessary to install and operate networks, and may require communications services providers to obtain licenses or franchises regulating their use of public rights-of-way. Additionally, municipalities and other local government agencies may regulate limited aspects of the combined company’s business, including its use of public rights-of-way, and by requiring the combined company to obtain construction permits and abide by building codes.

Frontier believes that competition in the combined company’s telephone service areas will increase in the future as a result of the Telecommunications Act and actions taken by the FCC and state regulatory authorities, and through increased deployment of various types of technology, although the ultimate form and degree of competition cannot be predicted at this time. Competition may lead to loss of revenues and profitability as a result of loss of customers; reduced usage of the combined company’s network by its customers who may use alternative providers for long distance, voice and data services; and reductions in prices for its services which may be necessary to meet competition.

Federal Regulation

The combined company must comply with the Communications Act, which requires, among other things, that communications carriers offer communications services at just and reasonable rates and on terms and conditions that are not unreasonably discriminatory. The amendments to the Communications Act contained in the Telecommunications Act dramatically changed, and are expected to continue to change, the landscape of the communications industry. The stated aim of the Telecommunications Act was to open local communications marketplaces to competition while enhancing universal service. Most significantly, the Telecommunications Act addresses the removal of barriers to market entry into local telephone services, requires incumbent local exchange carriers to interconnect with competitors, establishes procedures pursuant to which incumbent local exchange carriers may provide other services, such as the provision of long distance services by regional Bell operating companies, and imposes on incumbent local exchange carriers duties to negotiate interconnection arrangements in good faith.

Removal of Entry Barriers. Prior to the enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with an incumbent local exchange carrier. The Telecommunications Act generally preempts state and local laws that prevent competitive entry. Since the passage of the Telecommunications Act, Frontier and the Spinco business have experienced competition from a number of providers, including cable and wireless service providers and competitive local exchange providers. Furthermore, cable operators and other providers have been introducing VoIP local service offerings that increase their ability to compete with the combined company for customer lines.

Access Charges. The FCC regulates the prices that incumbent local telephone companies charge for the use of their local telephone facilities in originating or terminating interstate transmissions. The FCC has structured these prices, also referred to as “access charges,” as a combination of flat monthly charges paid by the end-users and generally usage sensitive charges paid by long distance carriers. State regulatory commissions regulate intrastate access charges. Some states mirror the FCC price structure. The amount of access charge revenue that the combined company will receive is based on rates permitted by federal and state regulatory bodies, and those rates are subject to change.

The FCC oversees the levels of interstate access charges under two different regulatory regimes. In larger telephone company service areas, interstate access charges are regulated under a form of price cap regulation. These price caps can be adjusted based on various formulae, such as inflation and productivity, and otherwise through regulatory proceedings. The substantial majority of Frontier’s existing lines operate under price cap regulation for interstate access charges, as do all the lines that Frontier is acquiring from Verizon. A small number of Frontier access lines operate under average schedule regulation for interstate access charges, a variation of rate-of-return regulation. Frontier expects that as a result, a substantial majority of the combined company’s local exchange carrier operations’ access charges will be determined pursuant to the federal price cap mechanism.

The FCC has made, and is continuing to consider, various reforms to the existing rate structure for charges assessed on long distance carriers for connection to local networks. Previously, the FCC has implemented access reform plans for both price cap and rate of return carriers.

The current framework for interstate access charges for price cap carriers was established in the Coalition for Affordable Local and Long Distance Services, referred to as CALLS, plan, which the FCC adopted on May 31, 2000. The CALLS plan has three main components. First, it established portable interstate access universal service support of $650 million for the industry that replaces implicit support previously embedded in interstate access charges. Second, the plan simplified the common line charges into one subscriber line charge, and provided for de-averaging of the subscribed line charge by zones and class of customer. Third, the plan adopted a transition mechanism to reach a target switched access rate of $0.0055-$0.0095 per minute, depending on the company and, in some cases, its access line density. Some of Frontier’s existing companies had a $0.0065 per minute target rate, while others had a $0.0095 per minute target rate. Once the target rate was reached, carriers were no longer required to make further annual price cap reductions to their switched access prices. The FCC has also adopted rules for special access services offered by price cap carriers that provide for pricing flexibility and ultimately the removal of services from price regulation when prescribed competitive thresholds are met.

In November 2001, the FCC adopted an order, referred to as the MAG Plan Order, implementing a plan to reform the access charge system for rate of return carrier serving areas. The MAG Plan Order was designed to be revenue neutral to rate of return operating companies. Among other things, MAG Plan Order reduced access charges and shifted a portion of cost recovery, which historically has been based on minutes-of-use, to flat-rate, monthly per-line charges on end-user customers rather than long distance carriers. As a result, the aggregate amount of access charges paid by long distance carriers to access providers, such as the rate of return local exchange carriers that will be operated by the combined company, has decreased and may continue to decrease. In adopting the MAG Plan Order, the FCC also determined that rate of return carriers, including average schedule carriers, will continue to be permitted to set rates based on the authorized rate of return of 11.25%.

Because the local exchange operating areas of Frontier and the Spinco business are subject to competition and as wireline long distance traffic decreases, access charges paid to the combined company may decrease. Additionally, the access charges that the combined company will receive may be reduced as a result of competition by other service providers such as wireless voice and data services and VoIP services. This could have a material adverse effect on the financial condition and results of operations of the combined company.

In addition, the FCC has sought comment on broad policy changes that could harmonize the rate structure and levels of all forms of intercarrier compensation, and could, as a result, substantially modify the current forms of carrier-to-carrier payments for interconnected traffic. In November 2008, the FCC issued a further notice of proposed rulemaking containing several proposals to change and unify intercarrier compensation mechanisms, including interstate and intrastate access charges, which would substantially reduce the level of such charges and also alter the current system of federal universal service payments, including some proposals to utilize reverse auctions for such payments. Frontier cannot predict what changes, if any, the FCC may eventually adopt and the effect that any of these changes may have on the combined company’s business.

Local Exchange Carrier Services Regulation. Local exchange carrier services revenue is subject to regulation, including regulation by the FCC and regulation by various state regulatory commissions under both traditional forms of regulation and newer alternative forms of regulation, including incentive regulation. State lawmakers will likely continue to review the statutes governing the level and type of regulation for communications services. Over the next few years, legislative and regulatory actions may provide opportunities to restructure rates and introduce more flexible incentive regulation programs. Some states have already reduced the overall level of regulation. The election or assumption of incentive regulation plans and the expected reduction in the overall level of regulation would allow the combined company to introduce new services, bundling of services and pricing changes more expeditiously than in the past. At the same time, however, the implementation of new programs may also lead to reductions in intrastate access charges.

The FCC generally must approve in advance most transfers of control and assignments of operating authorizations by FCC-regulated entities. Frontier is currently in the process of obtaining approval from the FCC for the licenses and authorizations relevant to the local exchange service areas to be acquired in the merger. In addition, if the combined company seeks in the future to acquire companies that hold FCC authorizations, in most instances it will be required to seek approval from the FCC prior to completing those acquisitions. The FCC has the authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with applicable federal laws or rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. The interstate common carrier services that will be provided by the combined company will also be subject to nondiscrimination requirements and requirements that rates be just and reasonable.

The FCC has required that incumbent independent local exchange carriers that provide interstate long distance services originating from their local exchange service territories must do so in accordance with “non-structural separation” rules. These rules require that the combined company’s long distance affiliates (i) maintain separate books of account, (ii) not own transmission or switching facilities jointly with the local exchange affiliate, and (iii) acquire any services from their affiliated local exchange telephone company at tariffed rates, terms and conditions. Spinco and its future subsidiaries are no longer subject to these rules. The FCC has initiated a rulemaking proceeding to examine whether there is a continuing need for these requirements for other incumbent local exchange carriers; however, Frontier cannot predict the outcome of that proceeding.

Frontier is subject to a number of other statutory and regulatory obligations at the federal level. For example, the Communications Assistance for Law Enforcement Act requires telecommunications carriers to modify equipment, facilities and services to allow for authorized electronic surveillance based on either industry or FCC standards. Further, the FCC mandates rules that limit how carriers may use customer proprietary network information for marketing purposes and specify what carriers must do to safeguard customer proprietary network information held by third parties. Congress has enacted, and state legislatures are considering, legislation to criminalize the sale of call detail records and to further restrict the manner in which carriers make such information available. The FCC has recently amended its rules to address these practices, and such rule changes could result in additional costs to Frontier, including administrative or operational burdens on Frontier’s customer care, sales, marketing and information technology systems.

State Regulation

Most states have certification requirements that require providers of communications services to obtain authority from the state regulatory commission prior to offering common carrier services. Most of the local exchange companies that will be operated by the combined company will operate as incumbent carriers in the states in which they operate and are certified in those states to provide local telephone services. State regulatory commissions generally regulate the rates incumbent local exchange carriers charge for intrastate services, including rates for intrastate access services paid by providers of intrastate long distance services. Although the FCC has preempted certain state regulations pursuant to the Telecommunications Act, many states have retained authority to regulate rates for intrastate services and to impose requirements on carriers necessary to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. For instance, incumbent local exchange carriers must file tariffs setting forth the terms, conditions and prices for their intrastate services, and those tariffs may be challenged by third parties. From time to time, rate of return states conduct rate cases or “earnings” reviews. These reviews may result in the disallowance of certain investments or expenses for ratemaking purposes.

Under the Telecommunications Act, state regulatory commissions have jurisdiction to arbitrate and review interconnection disputes and agreements between incumbent local exchange carriers and competitive local exchange carriers, in accordance with rules set by the FCC. State regulatory commissions may also formulate rules regarding fees imposed on providers of communications services within their respective states to support state universal service programs. States often require prior approvals or notifications for certain acquisitions and transfers of assets, customers, or ownership of regulated entities. Frontier is currently in the process of obtaining pre-closing approval from the Arizona, California, Illinois, Nevada, Ohio, Oregon, South Carolina, Washington, and West Virginia commissions for Spinco’s local exchange service areas. Frontier and Verizon currently expect that the transactions contemplated by the merger agreement will require approval of the state regulatory agencies of the following states in their capacities as regulatory agencies of incumbent local exchange and intrastate toll carrier operations of Verizon or Frontier: Arizona, California, Illinois, Nevada, Ohio, Oregon, South Carolina, Washington and West Virginia. State regulatory agencies in other states, however, may require that Frontier, Verizon or both obtain approval or authorization for the transactions in those states as well. At the request of third parties, certain state regulatory agencies are considering whether approval of the transactions is required. Also, the regulatory agency in Pennsylvania must approve the transfer of Verizon’s incumbent local exchange operations in that state, which Verizon will retain, to a newly created Verizon operating company. In most instances, the combined company will be required to seek state approval prior to completing new acquisitions of rural local exchange carriers in the future. States generally retain the right to sanction a carrier or to revoke certifications if a carrier materially violates relevant laws or regulations.

Local Government Authorizations

The combined company may be required to obtain from municipal authorities permits for street opening and construction or operating franchises to install and expand facilities in certain communities. Some of these franchises may require the payment of franchise fees. Frontier has historically obtained municipal franchises as required. In some areas, the combined company will not need to obtain permits or franchises because the subcontractors or electric utilities with which the combined company will have contracts already possess the requisite authorizations to construct or expand the combined company’s networks.

Promotion of Local Service Competition and Traditional Telephone Companies. As discussed above, the Telecommunications Act provides, in general, for the removal of barriers to entry into the communications industry in order to promote competition for the provision of local service. As a result, competition in the combined company’s local exchange service areas will continue to increase from providers of competitive local exchange carriers, wireless providers, cable companies, Internet service providers, electric companies and other providers of network services. Many of these competitors have a significant market presence and brand recognition, which could lead to more competition and a greater challenge to the combined company’s future revenue growth.

Pursuant to the Telecommunications Act, all local exchange carriers, including both incumbents and new competitive carriers, are required to: (i) allow others to resell their services; (ii) ensure that customers can keep their telephone numbers when changing carriers; (iii) ensure that competitors’ customers can use the same number of digits when dialing and receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing; (iv) ensure access to telephone poles, ducts, conduits and rights of way; and (v) compensate competitors for the competitors’ costs of completing calls to competitors’ customers. Competitors are required to compensate the incumbent telephone company for the cost of providing these services.

The Telecommunications Act, with certain exceptions, also imposes the following additional duties on incumbent telephone companies by requiring them to: (i) interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point on the ILEC’s network; (ii) unbundle and provide nondiscriminatory access to network elements such as local loops, switches and transport facilities, at nondiscriminatory rates and on nondiscriminatory terms and conditions; (iii) offer their retail services for resale at wholesale rates; (iv) provide reasonable notice of changes in the information necessary for transmission and routing of services over the incumbent telephone company’s facilities or in the information necessary for interoperability; and (v) provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to unbundled network elements at the premises of the incumbent telephone company.

Pursuant to the Telecommunications Act, rural telephone companies, including the combined company’s rural local exchange carriers, were initially automatically exempt from the additional incumbent telephone company requirements. The exemption remains effective until an incumbent rural local telephone company receives a bona fide request for these additional interconnection services and the applicable state authority determines that the request is not unduly economically burdensome, is technically feasible, and is consistent with the universal service objectives set forth in the Telecommunications Act. The exemption has been terminated for Spinco and its future subsidiaries and for some Frontier subsidiaries. If a state regulatory commission rescinds an exemption in whole or in part and does not allow the combined company adequate compensation for the costs of providing the interconnection, the combined company’s costs could increase significantly; the combined company could face new competitors in that state; and it could suffer a significant loss of customers and incur a material adverse effect on its results of operations and financial condition. In addition, the combined company could incur additional administrative and regulatory expenses as a result of the interconnection requirements.

Unbundling of Network Elements. On February 4, 2005, the FCC revised its rules defining the obligations of incumbent local exchange carriers not covered by the rural exemption to provide competing carriers with access to unbundled network elements, referred to as UNEs. These rules generally required incumbent local exchange carriers to provide UNEs to competing carriers that would be “impaired” without them. With respect to broadband facilities, such as mass market fiber-to-the-premises loops and packet switching, as well as switching and the combination of UNEs known as the “UNE Platform,” the FCC’s ruling generally removed unbundling obligations under Section 251 of the Telecommunications Act. In addition, as to loops and transport, the FCC set specific criteria that, when met, would permit the incumbent local exchange carrier to cease offering those UNEs at regulated rates.

Broadband. The FCC has adopted a series of orders that recognize the competitive nature of the broadband market, and impose lesser regulatory requirements on broadband services and facilities than apply to narrowband. With respect to facilities, the FCC has determined that certain unbundling requirements that apply to narrowband facilities do not apply to broadband facilities such as fiber-to-the-premises loops and packet switches. With respect to services, the FCC has concluded that broadband Internet access services offered by telephone companies, cable companies, electric utilities, wireless providers and their affiliates qualify as largely deregulated information services. The FCC has also concluded that telephone companies may offer the underlying broadband transmission services that are used as an input to Internet access services through private carriage arrangements on negotiated commercial terms. In addition, a Verizon petition asking the FCC to forbear from applying common carrier regulation to certain broadband services sold primarily to larger business customers when those services are not used for Internet access was deemed granted by operation of law on March 19, 2006 when the FCC did not deny the petition by the statutory deadline. Frontier received similar relief for these services.

Promotion of Universal Service. Current FCC rules provide different methodologies for the determination of universal service payments to rural and non-rural telephone company areas. In general, the rules provide high-cost support to rural telephone company study areas where the company’s actual costs exceed a preset nationwide benchmark level. High-cost support for non-rural telephone company areas, on the other hand, is determined by a nationwide proxy cost model. The FCC’s current rules for support to high-cost areas served by non-rural local telephone companies were previously remanded by U.S. Court of Appeals for the Tenth Circuit, which had found that the FCC had not adequately justified these rules. The FCC has initiated a rulemaking proceeding in response to the court’s remand, but its rules remain in effect pending the results of the rulemaking. The Federal-State Joint Board on Universal Service is also considering proposals to update the proxy model upon which non-rural high-cost funding is determined. The CALLS plan for intercarrier compensation reform also created a new explicit support mechanism to replace implicit support that was previously recovered in interstate access charges for carriers subject to price-cap regulation. Most of the combined company’s price-cap regulated study areas will receive this interstate access support.

The payments received by the combined company’s rural local exchange carriers from the rural and high cost portions of the USF are intended to support the high cost of its operations in rural markets. Various parts of the federal rural and the high cost USF are subject to caps that can reduce the amount of support provided from year to year. For example, payments from the USF will fluctuate based upon the combined company’s average cost per loop in a study area compared with the national average cost per loop. For areas classified as rural telephone companies, if the national average cost per loop increases and the combined company’s operating costs and average cost per loop increase at a lower rate, remain constant or decrease, the payments the combined company will receive from the USF will decline. Conversely, if the national average cost per loop decreases and the combined company’s operating costs and average cost per loop decrease at a lower rate, remain constant or increase, the payments the combined company will receive from the USF will increase. Over the past year, the national average cost per loop in relation to the average cost per loop for the majority of Frontier study areas has increased, and Frontier believes the national average cost per loop will likely continue to increase in relation to the combined company’s average cost per loop. As a result, the payments from the rural portions of the USF that the combined company will receive with respect to the operations of the current Frontier business will likely decline. In addition, subsidy revenue received under the federal interstate access support fund may also decline, as that fund is also subject to a national cap and the formula used to allocate funds among recipients may cause the combined company’s support to decline, as occurred for the Frontier business and the Spinco business in 2008. Furthermore, the consideration of changes in the federal rules governing both the collection and distribution of the USF is pending before the FCC. If the combined company’s rural local exchange carriers were unable to receive USF payments, or if those payments were reduced, many of the combined company’s rural local exchange carriers may operate less profitably as they have historically under Frontier in the absence of the combined company’s implementation of increases in charges for other services. Moreover, if the combined company raises prices for services to offset loss of USF payments, the increased pricing of the combined company’s services may disadvantage it competitively in the marketplace, resulting in additional potential revenue loss.

Universal service rules have been adopted by both the FCC and some state regulatory commissions. USF disbursements may be distributed only to carriers that are designated as eligible telecommunications carriers by a state regulatory commission. All of the rural local exchange carriers that will be operated by the combined company have been designated as eligible telecommunications carriers pursuant to the Telecommunications Act. However, under the Telecommunications Act, competitors could obtain the same support payments as will the combined company if a state regulatory commission determined that granting support payments to competitors would be in the public interest, although the Commission placed a temporary cap on high-cost support paid to CETCs in May 2008. The Federal-State Joint Board on Universal Service and the FCC are currently considering revisions to the distribution mechanisms for universal service funds.

In May 2007, the FCC requested comment on the possible use of reverse auctions to determine recipients of high-cost universal service reform, as well as on other rule changes that could reduce support in the future, or provide for new support, such as for broadband services. The FCC issued a Further Notice of Proposed Rulemaking on November 5, 2008, with a range of different proposals. Some of these proposals would likely substantially reduce the universal service support Frontier would receive, if ultimately adopted without change. Frontier cannot predict what course the FCC will take on universal service distribution reform, but it is possible that the remedy selected by the FCC could materially affect the amount of universal service funding the combined company will receive. It is possible that the Joint Board will recommend and the FCC will adopt additional mechanisms to reduce the amount of high-cost universal service support disbursed in rural areas to incumbent local exchange carriers, as it recently did with respect to CETCs.

Universal service funding is currently collected through a surcharge on interstate and international end-user revenues. Declining long distance revenues, the popularity of service bundles that include local and long distance services, and the growth in the size of the fund, due primarily to increased funding to CETCs, are all causing the FCC to consider alternative and more sustainable means for collecting this funding. One alternative under active consideration would be to impose surcharges on telephone numbers or network connections. As an interim step, in June 2006, the FCC ordered that providers of certain VoIP services are subject to federal universal service obligations. The FCC also increased the percentage of revenues subject to federal universal service obligations that wireless providers may use as a safe harbor. The FCC is considering revisions to the contribution methodology for funding universal service. Any further change in the current assessment mechanism could result in a change in the contribution that local telephone companies, wireless carriers or others must make and that would be collected from customers.

Frontier cannot predict whether the FCC or Congress will require modification to any of the universal service rules, or the ultimate impact that any such modification might have on the combined company.

Current and Potential Internet Regulatory Obligations

In connection with the combined company’s Internet access offerings, the combined company could become subject to laws and regulations as they are adopted or applied to the Internet. There is currently only limited regulation applicable to the Internet. As the significance of the Internet expands, federal, state and local governments may adopt rules and regulations, or apply existing laws and regulations to the Internet, and related matters are under consideration in both federal and state legislative and regulatory bodies. Frontier cannot predict whether the outcome of pending or future proceedings will prove beneficial or detrimental to the combined company’s competitive position.

The FCC adopted orders which put wireline broadband Internet access service, commonly delivered by DSL technology, as well as mobile wireless based broadband Internet access service, on an equal regulatory footing with cable modem service. This approach is consistent with a United States Supreme Court decision upholding the FCC’s light regulatory treatment of cable modem service. Specifically, the FCC has determined that wireline and wireless broadband Internet access services are information services functionally integrated with a telecommunications component. In the past, the FCC required facilities-based providers to offer wireline broadband transmission components separately from their Internet service as a stand-alone service on a common-carrier basis, and thus classified that component as a telecommunications service. The FCC order also provides an option which allows rate of return carriers the option to continue providing DSL service as a common-carrier offering. In a separate decision, the FCC preempted some state regulation of VoIP; the United States Court of Appeals for the Eighth Circuit recently upheld that decision.

The FCC has imposed particular regulatory obligations on broadband services. It has concluded that VoIP and facilities-based broadband Internet access providers must comply with the Communications Assistance for Law Enforcement Act, a decision that the United States Court of Appeals for the District of Columbia Circuit has upheld. The FCC has also required these entities to provide enhanced 911 emergency calling capabilities. Recently there have also been discussions among policymakers concerning “net neutrality” or the potential requirement for non-discriminatory treatment of traffic over broadband networks. The FCC has sought comment on industry practices in connection with this issue. However, Frontier cannot predict what, if any, impact this may have on the combined company’s business.

Video Programming. The combined company will provide video programming in Oregon, Washington, and Indiana, pursuant to franchises, permits, and similar authorizations issued by local franchising authorities. Each local franchising authority in Oregon and Washington often must approve a transfer to another party. Most franchises are subject to termination proceedings in the event of a material breach. In addition, most franchises require payment of a franchise fee to the granting authority.

Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms of at least ten years and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate.

Frontier and Verizon have applied to 41 local franchising authorities in Oregon and Washington for consent and approval to transfer control of Verizon’s franchises to provide video services in those states to Frontier. Ten authorities have already granted approval to transfer control of Verizon’s franchise to Frontier. In addition, prior to closing, Verizon will provide notice to Indiana of the transfer of control of its statewide franchise to Frontier.

Federal, state and local governments extensively regulate the video services industry. The combined company’s video programming operations will be subject to, among other things, subscriber privacy regulations; requirements that it carry a local broadcast station or obtain consent to carry a local or distant broadcast station; rules for franchise renewals and transfers; the manner in which program packages are marketed to subscribers; and program access requirements.

Environmental Regulations

Like all other local telephone companies, the local exchange carrier subsidiaries that will be operated by the combined company are subject to federal, state and local laws and regulations governing the use, storage, disposal of, and exposure to hazardous materials, the release of pollutants into the environment and the remediation of contamination. As an owner and former owner of property, the combined company could be subject to environmental laws that impose liability for the entire cost of cleanup at contaminated sites, including sites formerly owned by Frontier or the Spinco business, regardless of fault or the lawfulness of the activity that resulted in contamination. Frontier believes that the combined company’s operations will be in substantial compliance with applicable environmental laws and regulations.

MANAGEMENT OF THE COMBINED COMPANY

Board of Directors

Pursuant to the terms of the merger agreement, immediately prior to the effective time of the merger, the Frontier board (which will become the board of directors of the combined company) will consist of twelve directors, three of whom will be initially designated by Verizon and nine of whom will be initially designated by Frontier. Verizon’s director designees may not be employees of Verizon, its affiliates or Cellco or any of its subsidiaries, and must satisfy director independence requirements of the SEC and the NYSE. Verizon will notify Frontier of the identity of its three designees prior to November 13, 2009, and Frontier will notify Verizon of the identity of its nine designees within 20 days after such notice by Verizon. Frontier expects that Mary Agnes Wilderotter, Frontier’s current Chairman of the Board of Directors, President and Chief Executive Officer, will continue to serve in those roles with the combined company.

Committees of the Board of Directors

The members of the committees of the combined company’s board of directors will not be determined until the board of directors is fully constituted and holds its initial meeting. Upon completion of the merger, the combined company’s then existing board of directors will make determinations with respect to each committee member’s independence in accordance with the director independence requirements of the SEC and the NYSE.

COMPENSATION OF EXECUTIVE OFFICERS OF THE COMBINED COMPANY

Pursuant to the merger agreement, the officers of Frontier immediately prior to the merger will become the officers of the combined company. The compensation committee of the board of directors of the combined company will oversee the compensation of the combined company’s chief executive officer and other executive officers and senior management. Frontier’s compensation committee is expected to review its compensation policies with respect to the executive officers of the combined company following the merger but has not yet made any determinations with respect to the compensation of those officers following the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND EXECUTIVE OFFICERS OF FRONTIER

The following table sets forth the ownership of Frontier common stock as of September 1, 2009, for each director, each named executive officer, by all directors and executive officers of Frontier as a group and by each person known to Frontier to be the beneficial owner of 5% or more of the outstanding shares of its common stock. Except as otherwise stated, the business address of each person listed is c/o Frontier Communications Corporation, 3 High Ridge Park, Stamford, Connecticut 06905. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the common stock beneficially owned and has not pledged such common stock as security for any obligations.

The information (other than with respect to Frontier’s directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to Frontier common stock. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Group consisting of: V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited and Fairfax Financial Holdings Limited (a)	15,593,600		5.0%
Kathleen Q. Abernathy	78,036	(b)	*
Leroy T. Barnes, Jr.	34,073	(c)	*
Peter C.B. Bynoe	34,213	(d)	*
Michael T. Dugan	23,880	(e)	*
Jeri B. Finard	75,519	(f)	*
Lawton Wehle Fitt	82,566	(g)	*
Peter B. Hayes	263,046	(h)	*
William M. Kraus	33,170	(i)	*
Daniel J. McCarthy	242,944	(j)	*
Cecilia K. McKenney	175,548	(k)	*
Howard L. Schrott	54,896	(l)	*
Larraine D. Segil	58,294	(m)	*
Donald R. Shassian	259,397	(n)	*
David H. Ward	43,249	(o)	*
Myron A. Wick, III	69,257	(p)	*
Mary Agnes Wilderotter	1,230,646	(q)	*
All directors and executive officers as a group (19 persons)	3,223,937	(r)	1.0%

*	Less than 1%.

(a)	The business address of these beneficial owners is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7, except for 1109519 Ontario Limited, whose business address is 1600 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L3. Based on a statement on Schedule 13G filed on February 17, 2009 by V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited and Fairfax Financial Holdings Limited, referred to as Fairfax. Such Schedule 13G discloses that certain of the shares beneficially owned by the reporting persons are held by subsidiaries of Fairfax and by the pension plans of certain subsidiaries of Fairfax.

(b)	Includes 10,000 shares that may be acquired upon the exercise of stock options as of April 20, 2009 or within 60 days thereafter. We refer to these stock options as “currently exercisable.” Also includes 43,961 shares that may be acquired upon the redemption of stock units. Directors may elect to redeem stock units upon termination of service in the form of cash or shares of Frontier common stock.

(c)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 22,073 shares that may be acquired upon the redemption of stock units.

(d)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 20,363 shares that may be acquired upon the redemption of stock units.

(e)	Consists of 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 13,880 shares that may be acquired upon the redemption of stock units.

(f)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 60,019 shares that may be acquired upon the redemption of stock units.

(g)	Consists of 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 72,566 shares that may be acquired upon the redemption of stock units.

(h)	Includes 106,312 restricted shares over which Mr. Hayes has sole voting power but no dispositive power and 101,734 shares held by a family trust.

(i)	Includes 22,170 shares that may be acquired upon the redemption of stock units and 1,718 shares held in the William M. Kraus Trust.

(j)	Includes 115,079 restricted shares over which Mr. McCarthy has sole voting power but no dispositive power and 10,356 shares held in a 401(k) plan.

(k)	Includes 104,245 restricted shares over which Ms. McKenney has sole voting power but no dispositive power.

(l)	Includes 5,000 shares that may be acquired upon the exercise of currently exercisable stock options and 44,896 shares that may be acquired upon the redemption of stock units.

(m)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 44,294 shares that may be acquired upon the redemption of stock units.

(n)	Includes 200,003 restricted shares over which Mr. Shassian has sole voting power but no dispositive power.

(o)	Consists of 22,170 shares that may be acquired upon the exercise of currently exercisable stock options and 21,420 shares that may be acquired upon the redemption of stock units.

(p)	Consists of 10,000 shares that may be acquired upon the exercise of currently exercisable stock options, 51,257 shares that may be acquired upon the redemption of stock units and 8,000 shares held in the Myron A. Wick, III Trust U/A/D 2/21/56.

(q)	Includes 790,019 restricted shares over which Mrs. Wilderotter has sole voting power but no dispositive power and 425,627 shares held by a family trust.

(r)	Includes 1,523,260 restricted shares over which executive officers have sole voting power but no dispositive power, 106,079 shares that may be acquired pursuant to the exercise of currently exercisable stock options by directors, 111,648 shares that may be acquired pursuant to the exercise of currently exercisable stock options by executive officers and 417,649 shares that may be acquired upon the redemption of stock units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Code of Business Conduct and Ethics

Frontier has a Code of Business Conduct and Ethics, referred to as the Code of Conduct, to which all employees, executive officers and directors, which for purposes of the Code of Conduct are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Conduct requires that all employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity. Employees are required to report any conduct that they believe, in good faith, is an actual or apparent violation of the Code of Conduct and may do so anonymously by using Frontier’s Ethics Hotline. The Code of Conduct includes specific provisions applicable to Frontier’s principal executive officer and senior financial officers. These officers are required to certify as to any actual or potential conflicts of interest involving them and Frontier. Frontier posts amendments to or waivers from the provisions applicable to its senior executives on its website. A copy of the Code of Conduct is available upon request to Frontier’s Secretary or may be viewed or downloaded from Frontier’s website at www.frontier.com.

Frontier expects the code of business conduct and ethics to apply to the combined company after the merger.

Related Person Transactions Policy

The Frontier board adopted a policy addressing Frontier’s procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to SEC regulations. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which Frontier is involved, with a “related person” (as defined in the SEC regulations) who has or will have a direct or indirect material interest and which exceeds $120,000 in the aggregate, shall be subject to review, approval or ratification by the Nominating and Corporate Governance Committee. In its review of related person transactions, the Nominating and Corporate Governance Committee shall review the material facts and circumstances of the transaction and shall take into account certain factors, where appropriate, based on the particular facts and circumstances, including (i) the nature of the “related person’s” interest in the transaction, (ii) the significance of the transaction to Frontier and to the “related person” and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of Frontier.

No member of the Nominating and Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person” provided that such person can be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of the committee or the board.

Frontier expects this related person transactions policy to apply to the combined company after the merger.

Material Transactions between Frontier and Verizon

Frontier provides switched access and special access services to Verizon. Frontier receives per-minute terminating switched access compensation from Verizon when Frontier’s switched network is used for the origination or termination of Verizon’s traffic. Frontier also receives special access compensation from Verizon on a per-unit basis, the amount of the per-unit price depending on the amount of bandwidth utilized. Frontier received approximately $187 million from Verizon for these services in 2008.

Verizon provides Frontier (a) long distance services to support both residential and business customers of Frontier, (b) unbundled network element loops to support Frontier customers, (c) unbundled network element and expanded extended loop T1s to support Frontier’s customers, (d) circuits to support Frontier internal requirements (including Internet backhaul and Interoffice connections) and (e) space in Verizon central offices to support interconnection with Verizon. Frontier paid Verizon approximately $94 million for these services in 2008.

A Frontier subsidiary holds a 33.33% general partnership interest in, and is the managing partner of, Mohave Cellular Limited Partnership, referred to as Mohave Cellular, which provides cellular phone service in Mohave County, Arizona. A Verizon subsidiary holds a 33.33% limited partnership interest in Mohave Cellular. The remaining 33.33% limited partnership interest in Mohave Cellular is held by an unrelated third party. Mohave Cellular declared a $5.25 million ($1.75 million per partner) distribution in May 2008 and paid this amount to its partners. Mohave Cellular may declare similar distributions from time to time, as permitted by the terms of its partnership agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: September 17, 2009
	By:	/s/ Robert J. Larson
Robert J. Larson
Senior Vice President and Chief Accounting Officer